UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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OceanFirst Financial Corp.

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Message from our Chairman	OceanFirst Financial Corp. 110 West Front Street Red Bank, New Jersey 07701 1.888.623.2633
Christopher D. Maher
Chairman, President and Chief Executive Officer
April 20, 2021

“On behalf of the Board of Directors and all of the employees, we appreciate your support and continued investment in our Company.”

Dear Fellow Stockholder:

We are pleased to invite you to participate in the Annual Meeting of Stockholders (the “Annual Meeting”) for OceanFirst Financial Corp. (the “Company”), the holding company of OceanFirst Bank N.A. (the “Bank”). The Annual Meeting is scheduled to be held virtually on Wednesday, May 19, 2021 at 9:00 a.m., Eastern Time. Information regarding how to access the live webcast of the Annual Meeting (where you will be able to submit written questions) is included on your proxy card, along with details about how to vote your shares. We encourage you to vote your shares prior to the Annual Meeting. For those who are unable to attend the live webcast of the Annual Meeting, a replay will be available and can be accessed by visiting www.oceanfirst.com and selecting the Investor Relations area.

The Notice of Annual Meeting and the proxy statement on the following pages describe the formal business planned for the Annual Meeting. The Company’s directors and executive officers, along with representatives from KPMG LLP, the Company’s independent registered public accounting firm, will be available during the virtual webcast of the Annual Meeting to respond to appropriate questions.

In addition to the formal business, we plan to provide an update on the Company’s accomplishments during 2020. Certainly it was an unprecedented year. We are incredibly proud of how our employees quickly adapted and continue to provide essential services with a focus on safety and without interruption. In March 2020, we knew our customers needed help and we proactively implemented customer-focused programs for hardship assistance and loan forbearance options. We have also been able to assist over 3,400 businesses receive more than $550 million in Paycheck Protection Program ("PPP") loans from the Small Business Administration ("SBA"), which benefited more than 64,000 employees. In addition, OceanFirst Foundation approved over $390,000 in grants to 50 organizations helping our neighbors in need. Management and the Board of Directors also acted swiftly to take steps to fortify the Bank’s liquidity and enhance our capital position, which has our Company well-positioned for the future.

Despite the pandemic, the Bank completed the integration of Two River Community Bank to our operating platforms and re-branded the Country Bank branches in our New York Region. Our Diversity and Inclusion efforts continued with remote programming offered to employees, and we recently launched OFB University, a robust online platform for our employees to continually learn and enhance their skills.

Please take a few moments to review our Annual Report, Proxy Statement and Form 10-K for more details about the Company’s performance. It is important that your shares are represented whether or not you are able to participate in the Annual Meeting, so please take the time to vote. You may submit your vote by telephone or online according to the instructions on the proxy card. Or you may mail the proxy card using the enclosed envelope.

On behalf of the Board of Directors and all of the employees, we appreciate your support and continued investment in our Company.

Sincerely,

Wednesday, May 19, 2021	NOTICE
9:00 a.m. Eastern Time
Virtually at www.virtualshareholdermeeting.com/OCFC2021	of 2021 Annual Meeting of Stockholders
ITEMS OF BUSINESS	RECORD DATE
1.

The election of 15 directors of the Company;

2.

An advisory vote on executive compensation as disclosed in these materials;

3.

The approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan;

4.

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.

Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

   By order of the Board of Directors,

In order to vote, you must have been a stockholder at the close of business on April 1, 2021.
PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card, or by voting via the internet or by telephone by following the voting instructions printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Steven J. Tsimbinos Corporate Secretary
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.	BY INTERNET Visit the website on your proxy card	BY TELEPHONE Call the telephone number on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope	VIRTUALLY Follow the instructions on your proxy card to vote at the virtual meeting

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope or you may submit your vote by telephone or online according to the instructions on the enclosed proxy card.

Table of Contents

Proxy Summary	4
Proposals to be Voted on	4
Nominees for Director	4
Corporate Governance Highlights	5
Executive Compensation Overview	5
Corporate Governance	6
Corporate Governance Highlights	6
Corporate Governance Policies and Procedures	7
Board Leadership Structure	7
Board Role in the Oversight of Risk/Risk Committee	8
Committees of the Board of Directors	9
Code of Ethics and Standards of Personal Conduct	11
Corporate Social Responsibility	11
Diversity and Inclusion	12
Meetings of the Board of Directors	12
Stockholder-Recommended Director Nominations	13
General	13
Procedures to be Followed by Stockholders	13
Proposal 1 Election of Directors	14
Board Independence	14
Criteria for Director Nominees	15
Board Refreshment; Process for Identifying and Evaluating Nominees	15
Nominees for Election of Director	16
Nominees for Director	18
Required Vote	23
Directors’ Recommendation	23
Stock Ownership	24
Delinquent Section 16(a) Reports	26
Senior Executive Officers Who Are Not Also Directors	27
Compensation Discussion and Analysis	28
Overview	28
Executive Summary	29
Objectives of Compensation Program	32
Compensation Program Design and Rationale	32
How Compensation Is Determined	34
Elements of Compensation	36
Cash Incentive and Discretionary Awards	36
Stock Ownership Guidelines	41
Hedging/Pledging Policy	42
Executive Compensation	43
Summary Compensation Table	43
CEO Pay Ratio	44
Employment Agreements	44
Grants of Plan-Based Awards	45
Outstanding Equity Awards at Fiscal Year-End	47
Option Exercises and Stock Vested	50
Nonqualified Deferred Compensation	51
Potential Payments upon Termination or Change in Control	52
Director Compensation	56
Compensation Committee Report	58
Compensation Committee Interlocks and Insider Participation	58
Proposal 2 Advisory Vote on Executive Compensation	59
Required Vote	59
Directors’ Recommendation	59
Proposal 3 Approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan	60
Impact if the Amendment to the 2020 Stock Incentive Plan is not Adopted	66
Required Vote	66
Directors’ Recommendation	66
Proposal 4 Ratification of Appointment of the Independent Registered Public Accounting Firm	67
Audit Fees	67
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm	67
Report of the Audit Committee	68
Required Vote	69
Directors’ Recommendation	69
Transactions with Management	70
Loans and Extensions of Credit	70
Other Transactions	70
Additional Information	71
Voting and Proxy Procedure	72
Who Can Vote at the Annual Meeting	72
Attending the Annual Meeting	72
Questions at the Annual Meeting	72
Quorum and Vote Required	72
Voting by Proxy; Revocation of Proxy; Board Recommendations	73
Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans	74
Stockholder Proposals	74
Stockholder Nominations	74
Stockholder Communications	74
Miscellaneous	75
Appendix A Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan	76

OCEANFIRST FINANCIAL CORP. • 2021 Proxy Statement    3

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Proxy Summary

Proposals to be Voted on

Proposal	Board Recommendation	Page Reference
Proposal 1 – Election of Directors	The Board of Directors recommends the votes “FOR” each of the nominees for director.	14
Proposal 2 – Advisory Vote on Executive Compensation	The Board of Directors recommends the vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.	59
Proposal 3 – Approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan	The Board of Directors recommends the vote “FOR” the approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan.	60
Proposal 4 – Ratification of the appointment of KPMG LLP as the independent registered public accounting firm	The Board of Directors recommends the vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.	67

Nominees for Director

Name	Age	Director Since	Independent	Committees
Angelo J. Catania	71	2006	✔	Audit, Finance, and Leadership
Anthony R. Coscia	61	2018	✔	None
Michael D. Devlin	70	2016	✔	Finance and Risk
Jack M. Farris	62	2015	✔	Human Resources/Compensation, Information Technology, and Risk
Kimberly M. Guadagno	61	2018	✔	Human Resources/Compensation
Nicos Katsoulis	61	2019		Finance and Risk
John K. Lloyd	74	2018	✔	Human Resources/Compensation and Leadership
Christopher D. Maher	54	2014		None
William D. Moss	63	2020	✔	Risk
Joseph M. Murphy, Jr.	62	2020	✔	Finance and Information Technology
Steven M. Scopellite	55	2019	✔	Information Technology
Grace C. Torres	61	2018	✔	Audit, Finance, and Human Resources/Compensation
Patricia L. Turner	52	2020	✔	Human Resources/Compensation and Information Technology
Grace M. Vallacchi	57	2019		None
John E. Walsh	67	2000	✔	Audit, Information Technology, and Leadership

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Corporate Governance Highlights

✔	Comprehensive annual self-assessment of Board, Committee, and director performance by the Leadership Committee	✔	Continued Board refreshment with the appointment of Dr. Patricia L. Turner in September 2020
✔	Appointment of Joseph J. Lebel as Corporate Officer of the Company and President of OceanFirst Bank	✔	Expansion of the Bank’s Information Technology infrastructure with the creation of a Security Operations Center
✔	Commitment to promoting diversity through the establishment of the Diversity and Inclusion Council and the Employee Engagement Survey	✔	Quarterly Dividend paid for ninety-sixth consecutive quarter and issuance of Subordinated Debt and Preferred Stock
✔	Continued usage of performance-based grants for executive officers	✔	Addressed impact of COVID-19 through creation of Pandemic Oversight Committee and partnership with Eden Health

Executive Compensation Overview

•

Total Salaries for Named Executive Officers were unchanged for 2020

•

Continued Use of Performance-Based Stock Awards, Including Forfeiture of Awards for Performance Not Met

•

Strong Stockholder Support of Compensation Program

•

Engagement of new Independent Compensation Consultant during 2020

OCEANFIRST FINANCIAL CORP. • 2021 Proxy Statement    5

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Corporate Governance

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Highlights

The Company has taken several actions to improve its internal governance since the mailing of its last proxy statement. These actions include:

Self-Assessment

The Leadership Committee, with the assistance of an independent consultant, performed a comprehensive assessment of the performance of the Board and its committees. Previous self-assessments by the Board have resulted in governance actions such as the adoption of a skills matrix, expansion and refreshment of the Board, and amendment of the Company’s Bylaws to eliminate age and geographic restrictions for Directors.

Board Refreshment

In addition to the appointments of William Moss and Joseph Murphy, Jr. following the Two River and Country acquisitions, the Board appointed Dr. Patricia L. Turner, Director of the Division of Member Services for the American College of Surgeons, to the Board in September 2020. The Company believes that these new directors will provide additional diversity, insights, ideas, skills and experience, assist the Company with its expansion into new markets, provide valuable perspectives regarding the healthcare and regulated industries, and provide additional oversight and governance, both to the Board as a whole and the committees on which they will serve. Also, the appointment of additional directors will provide stability and succession opportunities at the Board and Committee levels.

Appointment of Joseph J. Lebel as Corporate Officer and Bank President

In June 2020, the Company appointed Joseph J. Lebel, Executive Vice President and Chief Operating Officer, as a Corporate Officer of the Company. Subsequently, in November 2020, the Company announced the appointment of Mr. Lebel as President of the Bank, effective January 1, 2021, succeeding Christopher Maher, who remains as Chairman of the Board and Chief Executive Officer of the Company and the Bank. Mr. Lebel’s exceptional skills and experience are expected to guide the Bank through increased organic growth and expansion into new markets.

Continued Commitment to Diversity and Social Responsibility

During 2020, the Company maintained its commitment to diversity and social responsibility through the creation of a Diversity and Inclusion Council to address these issues in the workplace. In addition, the Bank conducted an Employee Engagement Survey to assess employment involvement at the Bank. The Survey results were reviewed by senior management and the Human Resources/Compensation Committee (the "Compensation Committee") and will be used to address employee concerns. The Company also engaged Nasdaq to assess the Company’s options for enhancing Environmental, Social, and Governance (“ESG”) efforts. See “Corporate Social Responsibility” and “Diversity and Inclusion."

Expansion of Information Technology Infrastructure

The Company continues its focus on information technology and digital banking by allocating additional resources to the Information Technology department, including the creation of a Security Operations Center. This Center allows for enhanced communication among various Bank departments and increases the Bank’s ability to monitor and respond to quickly-developing events.

Continued Quarterly Dividend Payments

During 2020, the Company maintained its quarterly cash dividend of $0.17 per common share, providing value to stockholders while maintaining capital flexibility. The Company also issued subordinated debt and perpetual preferred stock during 2020, providing additional capital to be deployed for organic growth, acquisition opportunities, and to protect the Bank against potential COVID-19 related losses.

COVID-19 Impact

During 2020, the Company took numerous actions to protect its employees, customers, and communities from COVID-19. A Pandemic Oversight Committee, consisting of senior management, convened numerous times a week during the apex of the pandemic to track and coordinate Bank-wide efforts to minimize the impact of COVID-19. Management also partnered with Eden Health to monitor COVID-19 among the Bank's employee base to allow for safe return to branches and administrative offices. Bank personnel also diligently worked to lessen the financial impact of COVID-19 for its customers and communities through enhanced debt relief programs and by providing assistance for PPP loans.

Enhanced Stockholder Outreach

Due to government-mandated restrictions, and out of an abundance of caution for the Company’s stockholders, the 2020 Annual Meeting of Stockholders was held as a virtual-only event for the first time in the Company’s history. The Company will again virtually convene the Annual Meeting of Stockholders for 2021. Despite limitations from COVID-19, senior management was still able to interact with its stockholders during 2020 through virtual meetings and roadshows and expects to host an Investor Day in 2021.

OCEANFIRST FINANCIAL CORP. • 2021 Proxy Statement    6

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Corporate Governance Policies and Procedures

The Company has adopted a Corporate Governance Policy to govern certain activities, including:

(1)

the duties and responsibilities of the Board of Directors and each director;

(2)

the composition and operation of the Board of Directors;

(3)

the establishment and operation of Board committees;

(4)

convening executive sessions of independent directors;

(5)

succession planning;

(6)

the Board of Directors’ interaction with management; and

(7)

the evaluation of the performance of the Board of Directors, its committees and of the CEO.

In accordance with the Corporate Governance Policy, at least a majority of the directors on the Board must be “independent directors” as defined in the listing requirements of the Nasdaq Stock Market (“Nasdaq”).

Board Leadership Structure

The Board is led by the Chairman of the Board, Christopher D. Maher, who also serves as President of the Company and CEO of the Company and the Bank. Mr. Maher served as the President of the Bank until January 1, 2021, at which time he was succeeded by Mr. Lebel. The Board believes that combining the Chairman and CEO positions, together with the appointment of an independent lead director (the "Lead Director"), is the appropriate Board leadership structure for the Company at this time. The Company has historically been led by a combined Chairman and CEO and the Board believes that the CEO is most knowledgeable about our business and corporate strategy and is in the best position to lead the Board of Directors, especially in relation to its oversight of corporate strategy formation and execution. In addition, having a combined Chairman and CEO provides a complete alignment on corporate strategy and vision. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•

the establishment of the Lead Director;

•

executive sessions of the independent directors at every regularly scheduled Board meeting, during which the independent directors may discuss the performance of the CEO/Chairman, management succession planning, and other appropriate matters;

•

the independence of 12 of 15 of the Board members;

•

stock ownership guidelines for directors and those executive officers named in the Summary Compensation Table below (the “NEOs”);

•

annual performance evaluation of the CEO by the Compensation Committee; and

•

the Company’s Board Audit, Compensation, and Leadership Committees are comprised entirely of independent members.

The Company’s Corporate Governance Policy provides that the Chair of the Leadership Committee, currently John E. Walsh, will also serve as the Lead Director. The Corporate Governance Policy provides that the duties of the Lead Director include assisting the Board in assuring compliance with and implementation of the Company’s Corporate Governance Policy, coordinating the agenda for and moderating sessions of the Board’s independent directors, and acting as principal liaison on certain issues between the independent and inside directors, including the Chairman of the Board, as applicable.

While the Board believes that the current leadership structure is best suited for the Company, it recognizes that other leadership models in the future might be appropriate, depending on the circumstances. Accordingly, the Board periodically reviews its leadership structure.

OCEANFIRST FINANCIAL CORP. • 2021 Proxy Statement    7

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Board Role in the Oversight of Risk/Risk Committee

Under the Company’s Corporate Governance Policy, the business and affairs of the Company are managed by the officers under the direction of the Board. The Board is charged with providing oversight of the Company’s risk management processes. In 2013, the Board created the Joint Risk Committee of the Company and the Bank (the “Risk Committee”) and delegated it primary responsibility for overseeing the risk management function at the Company on behalf of the Board. In addition, the Compensation Committee and the Company and Bank’s senior management are tasked with oversight of the Company’s risk management process. The duties of each of the Risk Committee, the Compensation Committee, and senior management with respect to such oversight is summarized below.

Board of Directors
The Board is charged with providing oversight of the Company’s risk management processes.
Risk Committee	Compensation Committee
•

The primary responsibility is overseeing the risk management function at the Company on behalf of the Board.

•

Meets at least quarterly with executive management and the Chief Risk Officer (“CRO”) and receives comprehensive reports and dashboards on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, interest rates, and regulatory compliance, among others), and the processes in place to monitor and control such exposures.

•

The Risk Committee may receive updates between meetings, as may be necessary, from the CRO, the CEO, the Chief Financial Officer (“CFO”) and other members of management relating to risk oversight matters.

•

Provides a report to the full Board on at least a quarterly basis.

•

Representatives from Internal Audit and Risk Management attend Risk and Audit Committee meetings, respectively.

•

In addition, each quarter, the Audit Committee will discuss with management and the independent registered public accountant their review of the Company’s financial statements and significant findings based upon the independent registered public accounting firm’s review, and any material issues are relayed to the Risk Committee.

•

At least annually, the Compensation Committee reviews with the CRO the Company’s compensation plans for all employees, including the CEO and other NEOs, to ensure that these plans do not encourage taking unnecessary and excessive risks that would threaten the value of the Company.

•

The Compensation Committee from time to time may enact metrics under the Cash Incentive Plan to encourage risk mitigation and safe and sound banking.

Senior Management

On an annual basis, the Bank’s Compliance Officer provides a report to the Board regarding the Bank’s compliance with existing regulations, as well as future regulations that may impact the Bank.

The CRO performs a risk assessment of each of the Bank’s products, services, operations and regulatory requirements to determine the overall risk to the Bank and reports these findings to the Risk Committee.

In 2020, the Bank established an Enterprise Risk Management and Regulatory Compliance Committee to evaluate and monitor the Bank’s risk profile in the context of the Statement of Risk Appetite and to ensure that the Bank’s risk management preferences appropriately identify, measure, monitor, and control existing and emerging risks and comply with regulatory guidelines. This Committee is composed of several senior officers, including the Chief Information Officer, the Chief Information Security Officer, the General Counsel, and the Chief Retail Banking Officer, and is chaired by the CRO. The minutes of this Committee are provided to the Risk Committee for review.

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Committees of the Board of Directors

The Board of Directors of the Company maintains the Audit Committee, the Compensation Committee, the Leadership Committee, the Risk Committee, the Finance Committee, and the Information Technology Committee. The following is a description of each of the Company’s Board committees.

Audit Committee	Meetings during 2020: 7
Grace C. Torres* (Chair) Angelo J. Catania* John E. Walsh

The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters.

The Board of Directors has a separately-designated standing Audit Committee for the Company and Bank established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). Each member of the Audit Committee is “independent” in accordance with Nasdaq listing standards and the heightened independence standards applicable to audit committees.

See “Proposal 4–Ratification of Independent Registered Public Accounting Firm – Report of Audit Committee.”

* “Audit committee financial experts” under the Rules of the Securities and Exchange Commission (the “Commission”).
Human Resources/Compensation Committee	Meetings during 2020: 7
Jack M. Farris (Chair) Kimberly M. Guadagno John K. Lloyd Grace C. Torres Patricia L. Turner*

The Compensation Committee of the Company and the Bank meets to establish compensation for the executive officers and to review the Company’s incentive compensation program when necessary. The Compensation Committee is also responsible for establishing certain guidelines for compensation and benefit programs for other salaried officers and employees of the Company and the Bank.

Each member of the Compensation Committee is independent in accordance with Nasdaq listing standards regarding compensation committee requirements.

The Compensation Committee acts under a written Charter adopted by the Board of Directors, which is available on the Company’s website (www.oceanfirst.com). The Compensation Committee reviews and reassesses the adequacy of its Charter on an annual basis.

See “Executive Compensation—Compensation Committee Report on Executive Compensation.”

* Patricia L. Turner was appointed to the Human Resources/Compensation Committee in 2021.
Leadership Committee	Meetings during 2020: 4
John E. Walsh (Chair) Angelo J. Catania John K. Lloyd

The Leadership Committee of the Company and the Bank, formerly named the Corporate Governance/ Nominating Committee, takes a leadership role in shaping governance policies and practices, including reviewing the corporate governance guidelines applicable to the Company and monitoring compliance with these policies and guidelines. In addition, the Leadership Committee serves as the Company’s nominating committee and is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders. The Committee also recommends to the Board director candidates for each committee for appointment by the Board.

The Chair of the Leadership Committee functions as Lead Director.

The Leadership Committee acts under a written Charter and the Corporate Governance Policy adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com) and is reviewed on an annual basis by the Leadership Committee. The procedures of the Leadership Committee required to be disclosed by the Commission rules are included in this proxy statement. See “Election of Directors -- Criteria for Director Nominees.”

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Risk Committee	Meetings during 2020: 5
Michael D. Devlin (Chair) Jack M. Farris Nicos Katsoulis William D. Moss

The Risk Committee of the Company and the Bank was created in 2013 to assist the Board in enterprise risk management functions.

The Risk Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com) and is reviewed on an annual basis by the Risk Committee.

See “Board Role in the Oversight of Risk/Risk Committee.”

Finance Committee	Meetings during 2020: 12
Angelo J. Catania (Chair) Michael D. Devlin Nicos Katsoulis Joseph M. Murphy, Jr. Grace C. Torres

The Finance Committee of the Company and the Bank was created in 2017 to assist the Board in overseeing the financial management of the Company and developing the Company’s strategic and annual business plan and budget. The Chair and at least one other director of the Finance Committee will be independent in accordance with Nasdaq listing standards. The Finance Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website and is renewed on an annual basis by the Finance Committee.

Information Technology Committee	Meetings during 2020: 11
Steven M. Scopellite (Chair) Jack M. Farris Joseph M. Murphy, Jr. Patricia L. Turner* John E. Walsh

The Information Technology Committee of the Company and the Bank was created in 2019 to provide oversight of the execution of the Company’s technology strategies and cybersecurity program and to review the Company’s technology-related risk management activities. The Chair and at least one other director of the Information Technology Committee will be independent in accordance with Nasdaq listing standards, and the Committee will include at least one individual having significant experience and knowledge regarding information technology matters with a financial institution of at least similar size and complexity of the Company.

The Information Technology Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website and is renewed on an annual basis by the Information Technology Committee.

* Patricia L. Turner was appointed to the Information Technology Committee in 2021.

The following table identifies the standing committees and their members as of December 31, 2020.

Director	Audit Committee	Leadership Committee	Human Resources/ Compensation Committee	Risk Committee	Finance Committee	Information Technology Committee
Angelo J. Catania	✔	✔
Michael D. Devlin					✔
Jack M. Farris				✔		✔
Kimberly M. Guadagno			✔
Nicos Katsoulis				✔	✔
John K. Lloyd		✔	✔
William D. Moss				✔
Joseph M. Murphy, Jr.					✔	✔
Steven M. Scopellite
Grace C. Torres			✔		✔
John E. Walsh	✔					✔
Chairperson
Member

OCEANFIRST FINANCIAL CORP. • 2021 Proxy Statement    10

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Code of Ethics and Standards of Personal Conduct

The Company and Bank have adopted a Code of Ethics and Standards of Personal Conduct to ensure that all directors, executive officers and employees of the Company and Bank meet the highest standards of ethical conduct. The Code of Ethics and Standards of Personal Conduct requires that all directors, executive officers and employees avoid conflicts of interest, protect confidential information and customer privacy, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Standards of Personal Conduct, all directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

To encourage compliance with the Code of Ethics and Standards of Personal Conduct, the Company and Bank established procedures to receive, retain and consider complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Standards of Personal Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Corporate Social Responsibility

The Company recognizes the importance of conducting its business in a manner that both benefits its stockholders and contributes to the well-being of its customers, employees and the communities it serves. The Company strives to integrate corporate social responsibility (“CSR”) within all of its activities, and the Board considers the role of CSR when making decisions that affect the Company as a whole.

The following examples demonstrate the Company’s commitment to CSR and its responsibility to the communities where its customers, employees, and stockholders live and work:

Pandemic Response

The Bank established itself as an industry leader with its response to the COVID-19 pandemic. It was among the first banks in New Jersey to establish social distancing and remote working protocols, limit branch access, and promote employee safety. The Bank established relief programs for its borrowers (and, in certain cases, their employees). With the tireless efforts of its employees, the Bank quickly implemented the CARES Act Paycheck Protection Program ("PPP"), processing over 3,700 applications to protect over 64,000 jobs in its communities. In addition, the OceanFirst Foundation (the “Foundation”) allocated $250,000 in grants specifically to assist nonprofits who are impacted by the pandemic and helping our neighbors in need during the crisis. Also, the Foundation, in conjunction with the Grunin Foundation and Townsquare Media, launched the Acts of Kindness grant program to recognize nonprofit organizations going above and beyond to help as COVID-19 affected our communities and provided $10,000 in grants to 40 organizations. The Bank and the Foundation also partnered with other local banks and foundations to pledge $275,000 to support several New Jersey healthcare organizations with COVID-19 vaccination distribution efforts.

OceanFirst Foundation

The Company created the Foundation in 1996 through a one-time endowment of $13.4 million of stock and cash approved by Bank depositors. Since its establishment, and through appreciation in the value of the Company's stock, the Foundation has granted over $42.4 million to hundreds of local charities and schools throughout the Bank’s footprint, including scholarships awarded to local colleges and universities and its Model Classroom and Good Neighbor grants.

WomenLEAD

Established in 2019 and comprised of senior female officers, the WomenLEAD program continued its efforts to provide mentoring and training opportunities during 2020 to develop the next line of future leaders in the industry.

WaveMakers

The Bank encourages employee volunteerism through the WaveMakers program, which promotes internal and external volunteer opportunities throughout the Bank’s footprint. As part of its benefit package, all Bank employees are eligible for up to eight hours of paid time off for approved volunteer work. Charitable donations by Bank employees are also eligible for an aggregate annual $50,000 matching gift program administered by the Foundation.

Digital Technology

The Bank’s substantive investment in its digital technology infrastructure proved beneficial in 2020 as social-distancing precautions related to COVID-19 resulted in increased digital adoption across all channels. In addition to protecting both customers and employees by limiting in-person transactions, digital adoption continues to benefit the environment by decreasing the Bank’s physical waste output and carbon emissions. The Bank’s digital technology focus continues to provide value to both stockholders and the environment.

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Diversity and Inclusion

The Company strongly believes that having a workforce and Board that is reflective of the communities it serves is an important way to provide value to its employees, customers, and shareholders. As part of this effort, the Company has taken several actions to encourage and promote diversity at the Bank, including:

•

Partnering with the African American Chamber of Commerce of New Jersey to identify and recruit potential Board and employee candidates, with this partnership directly resulting in the search for, and appointment of, Dr. Turner.

•

Establishing a Diversity and Inclusion Council, which is chaired by the Bank’s Chief Credit Officer. This Council focuses on the diversity and inclusion process at the Bank by providing governance and oversight on diversity efforts, communicating progress throughout the Bank, and creating accountability for results.

•

Providing Board oversight of Company policies related to social responsibility issues, including diversity and equal opportunity employment, through the Compensation Committee.

•

Conducting an Employee Engagement Survey to evaluate Bank employees’ opinions on various topics, including diversity at the Bank.

•

Honoring Juneteenth as a Bank Holiday beginning in 2021.

The Company recognizes that developing a diverse and inclusive workplace is an ongoing process that requires broad participation from all employee levels and strongly supports Board, management, and employee involvement for diversity and inclusion events and initiatives.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. Board members are encouraged to attend all Board and Committee meetings. Their attendance and performance are among the criteria considered for nomination to the Board of Directors. During the fiscal year ended December 31, 2020, the Company’s Board of Directors held 11 meetings. All of the Directors of the Company attended at least 75% of the Board meetings and the meetings of committees held on which such Directors served during the fiscal year ended December 31, 2020.

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Stockholder-Recommended Director Nominations

General

It is the policy of the Company’s Leadership Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Leadership Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Leadership Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Leadership Committee’s resources, the Leadership Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Leadership Committee, a stockholder should submit the following information in writing, addressed to the Chair of the Leadership Committee, care of the Corporate Secretary, at the main office of the Company:

(1)

The name of the person recommended as a director candidate;

(2)

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

(3)

The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)

As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the broker holding the securities that reflects ownership of the Company’s common stock; and

(5)

A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of stockholders, the recommendation must be received by the Leadership Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting, advanced by one year.

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Proposal 1

Election of Directors

The Company’s Board of Directors currently consists of 15 directors. All of the directors are independent under current Nasdaq listing standards, with the exceptions of Christopher D. Maher, CEO of the Company and the Bank, Grace M. Vallacchi, Executive Vice President and CRO of the Company and the Bank, and Nicos Katsoulis, who was briefly Executive Vice President/Commercial Real Estate for the Bank following the acquisition of Sun National Bank in 2018, where he was Chief Lending Officer. All directors are elected to serve a one-year term expiring at the following Annual Meeting of Shareholders. Each of the members of the Board also serves as a director for the Bank. The experience and qualifications of each director are set forth under “Nominees for Director.”

Board Independence

The Company believes that a Board composed of independent directors is best suited to provide effective oversight and governance of the Company. As such, independent Directors comprise the significant majority of Board members. However, the Board also includes several non-independent directors for whom the Company believes that their value to the Board outweighs any concerns regarding their independence. These non-independent directors are:

•

Christopher Maher, whose role as combined Chairman and CEO was previously described in the Board Leadership Structure section.

•

Grace Vallacchi, Executive Vice President and CRO of the Company and the Bank. The Company believes that Ms. Vallacchi’s risk background and regulatory experience have been extremely valuable for the Company and the Bank, particularly in regard to the Bank’s response to the COVID-19 pandemic.

•

Nicos Katsoulis, former Executive Vice President/Commercial Real Estate for the Bank. Mr. Katsoulis’ extensive knowledge of commercial lending and commercial real estate, including his deep experience in the New York metropolitan area, has been tremendously valuable to the Company, as reflected in his appointment as Chair of the Loan Committee of the Bank. Mr. Katsoulis will be independent under Nasdaq rules beginning later in 2021.

The Board of Directors also includes four directors that, while independent under Nasdaq standards, may be considered non-independent by external observers. The Company believes that, similar to the three directors previously discussed, the experience and contributions provided by these directors outweigh any independence concerns. These directors are:

•

Anthony Coscia, former Chairman of the Board of Sun Bancorp. Mr. Coscia is a partner of Windels Marx, a regional law firm that had a relationship with the Company that predates Mr. Coscia's appointment to the Board. Mr. Coscia has never provided legal services to the Company, and the fees paid in 2020 to Windels Marx represent a negligible portion of both the Company's legal budget and Windels Marx's revenues. However, to eliminate any concern regarding Mr. Coscia's independence, the Company discontinued its use of Windels Marx as of December 31, 2020.

•

Michael Devlin, former CEO of Cape Bancorp, Inc ("Cape"). Mr. Devlin's strong banking experience, substantial board and governance credentials, and performance as a Director has been reflected as his appointment as Chair of the Risk Committee and historical strong stockholder support in Board elections. Later this year, five years will have passed since the acquisition of Cape, eliminating any independence concerns with respect to Mr. Devlin.

•

William Moss, former Chairman and CEO of Two River. Mr. Moss's banking background, knowledge of the Company's legacy markets, and significant stock holdings support that the interests of Mr. Moss and stockholders are well-aligned.

•

Joseph Murphy, Jr., former CEO of Country Bank. Mr. Murphy's previous banking and real estate experience, extensive knowledge of the New York markets, and substantial stock holdings demonstrate the alignment of his interests with those of stockholders.

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It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees set forth in "Nominees for Director". If any nominee is unable to serve, the persons named in the proxy card will vote your shares and approve the election of any substitute nominee proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

Criteria for Director Nominees

The Leadership Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The same criteria are used for persons nominated by the Committee or by a stockholder. A candidate must meet any qualification requirements set forth in any Board or committee governing documents.

The Leadership Committee will consider the following criteria in selecting nominees:

•

financial, regulatory and business experience;

•

familiarity with and participation in the communities served by the Company;

•

integrity, honesty and reputation;

•

dedication to the Company and its stockholders;

•

independence; and

•

any other factors the Leadership Committee deems relevant, including experience, demographic characteristics, size of the Board of Directors and regulatory disclosure obligations.

The Leadership Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time, and whether a director is expected to retire in the near future. While no single nominee may possess all of the skills needed to be a director, the Committee seeks to maintain a diversity of skills among the Board members necessary for the optimal functioning of the Board in its oversight of the Company. The Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Leadership Committee will consider and review an existing director’s Board performance and attendance at Board and Committee meetings and other Company functions; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Board Refreshment; Process for Identifying and Evaluating Nominees

The Board continually seeks to refresh and improve its composition and has added new directors both as a result of the acquisition of other banks, as well as through searches. Pursuant to the Leadership Committee Charter as approved by the Board, the Leadership Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process the committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification

For purposes of identifying nominees for the Board of Directors, the Leadership Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Company’s local communities. The Leadership Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Leadership Committee has not received any recommended nominees from the Company’s stockholders to be considered for election at this Annual Meeting. The Leadership Committee has in the past used, and may in the future use, an independent search firm to assist in identifying candidates to fill a vacancy on the Board of Directors, but does not use a search firm to identify or evaluate potential director nominees in the ordinary course.

Evaluation

The Leadership Committee, in evaluating potential director candidates, conducts a check of the individual’s background, interviews the candidate, and determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.

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Nominees for Election of Director

The biography of each of the nominees below contains information regarding the person’s tenure as a director, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Leadership Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and complementary mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1)

Experience: Current and past work and Board experience; knowledge of the banking industry and financial services companies; familiarity with the operations of public companies; and business and management experience and acumen.

2)

Personal characteristics: Ability to work collaboratively with management and as a member of the Board; ability to think strategically and develop a strategic vision or central idea for the Company; familiarity with and participation in the local businesses and the communities served by the Bank; integrity, accountability and independence.

3)

Director commitment: Time and effort available to devote to being a director; awareness and ongoing education; attendance at Board and committee meetings and other Company functions; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4)

Team and Company considerations: Balancing director contributions; diversity of skills; and financial condition.

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The Board adopted a skills matrix that represents certain skills that the Board identified as particularly valuable to the effective oversight of the Company and execution of its business. The following matrix shows those skills and the number of directors having each skill, highlighting the diversity of skills on the Board.

As part of its efforts to promote Corporate Social Responsibility, the following graphics summarize certain demographic characteristics of the Board of Directors:

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Nominees for Director

Unless otherwise stated, each individual has held his or her current position for the last five years. The age indicated for each individual is as of December 31, 2020. The indicated period of service as a director includes service as a director of OceanFirst Bank.

The directors in the following section have been nominated by the Leadership Committee for election to the Board with terms to expire at the 2022 Annual Meeting of Stockholders. With the exception of Dr. Turner, all directors were previously elected to a one-year term at the 2020 Annual Meeting of Stockholders. In September 2020, Dr. Turner was appointed to the Board after being recommended by the President and CEO of the African American Chamber of Commerce of New Jersey and others. This is the first time that Dr. Turner has been nominated for election as a director.

Angelo J. Catania
Age 71 Director since 2006 Committees: Audit, Finance, and Leadership	Skills and Qualifications:
• Former CEO and Managing Member of Home Star Services LLC • Significant public company governance and financial services background • Chair of the Finance Committee

Angelo J. Catania was the CEO and Managing Member of HomeStar Services LLC, an air conditioning, heating, plumbing and electrical service company until its sale and his retirement in 2015. Prior to joining HomeStar in February 2005, he was President and Chief Operating Officer (“COO”) of Petro, Inc., one of the largest home heating oil and services companies in the United States. As President and COO of Petro, Mr. Catania was responsible for the oversight of approximately 2,800 employees that serviced over 535,000 residential and commercial accounts. Mr. Catania has also served as the corporate controller of a publicly-owned home heating oil delivery and service company, where he was responsible for accounting systems, bank relations, benefits, information technology and acquisitions.

Mr. Catania’s experience as a senior officer brings to the Board significant management expertise and leadership skills, particularly as they relate to the use of technology to improve efficiency and customer service.

Anthony R. Coscia
Age 61 Director since 2018 Committees: None	Skills and Qualifications:
•

Former Chairman of the Boards of Sun Bancorp, Inc. and Sun National Bank

•

Trustee of Georgetown University and the New Jersey Community Development Corporation

•

Substantial private sector and government relations experience

Anthony R. Coscia was the Chairman of the Boards of Sun Bancorp, Inc. and Sun National Bank from December 2016. Mr. Coscia served as a Director of Sun Bancorp, Inc. since 2010 and Sun National Bank since 2011 and was a member of the ALCO Committee and Chair of the Executive Committee, until its acquisition by the Company in January 2018, at which time Mr. Coscia joined the Company’s Board. Mr. Coscia is admitted to the state bars of New Jersey and New York and is a Partner of Windels Marx, having been with the firm for over 30 years. Mr. Coscia’s legal practice focuses on corporate, commercial, and real estate matters, with a concentration on the financial and real estate elements of these transactions. Mr. Coscia serves as Chairman of the Board of Directors of the National Railroad Passenger Corporation (Amtrak), having been appointed to the Board of Amtrak by President Obama in 2010 and reappointed in 2015. Mr. Coscia is Chairman of Suez North America, Inc., the U.S. subsidiary of Suez Environnement SAS. Mr. Coscia previously served as Chairman of the Port Authority of New York and New Jersey for over eight years, stepping down in 2011. Mr. Coscia is a graduate of Georgetown University School of Foreign Service and received his law degree from Rutgers University School of Law.

Mr. Coscia serves as trustee of Georgetown University and the New Jersey Community Development Corporation and is a member of the New Jersey Performing Arts Center Council of Trustees, the Partnership for New York City, The Economic Club of New York and the Regional Plan Association. In 2007, Mr. Coscia was awarded an honorary doctorate of humane letters from the New Jersey Institute of Technology. Mr. Coscia’s extensive background and reputation as a well-respected business leader actively involved in both the private and government sectors brings significant management and leadership skills to the Board.

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Michael D. Devlin
Age 70 Director since 2016 Committees: Finance and Risk	Skills and Qualifications:
• Former CEO of Cape Bancorp, Inc. • Chair of the Risk Committee • Member of Board of Directors at Marquette National Corporation

Michael D. Devlin has served as a Director since May 2016 when the Company acquired Cape Bancorp, Inc. and Cape Bank, of which Mr. Devlin was a Director since 2008, and President and Chief Executive Officer since 2009. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois.

Mr. Devlin brings extensive banking and management expertise to the Board of Directors, particularly as to the southern markets and communities served by the Company.

Jack M. Farris
Age 62 Director since 2015 Committees: Human Resources/Compensation, Information Technology and Risk	Skills and Qualifications:
•

Former Vice President and Deputy General Counsel, InfoSec & Cybersecurity for Verizon Communications, Inc.

•

Chair of the Human Resources/Compensation Committee

•

Substantial information technology, cybersecurity, and risk management experience

Jack M. Farris was the Vice President and Deputy General Counsel, InfoSec & Cybersecurity for Verizon Communications, Inc., one of the world’s leading wireline, wireless and business communications companies, until his retirement in 2018. Mr. Farris was appointed to this position in early 2017 and prior to that had served in a variety of legal and management functions, providing legal support for systems and technology procurement, global operations security, finance operations, regulatory compliance and transactional matters, and business continuity and pandemic planning, as well as information technology and information security matters. In 2020, Mr. Farris formed Practical RM Associates, a company established to provide cyber and risk management services. In addition to his undergraduate and law degrees, Mr. Farris holds a Master of Science in computer engineering and is a Certified Information Systems Security Professional under (ISC)[2].

Mr. Farris’s experience as a senior manager of a large corporation and his expertise in information technology and information security brings to the Board extensive knowledge and capability relating to communications, information technology, and cybersecurity, as well as significant experience in litigation, transactional matters and regulatory compliance.

Kimberly M. Guadagno
Age 61 Director since 2018 Committees: Human Resources/Compensation	Skills and Qualifications:
• President and CEO of Fulfill and Partner at Connell Foley LLP • Former Lieutenant Governor of the State of New Jersey • Significant government relations and regulatory experience

Kimberly M. Guadagno is the President and CEO of Fulfill, a non-profit food bank committed to fighting hunger in Monmouth and Ocean Counties, New Jersey, which serves over 200,000 food-insecure individuals annually. She is also a partner with the law firm Connell Foley LLP and previously was the first Lieutenant Governor of New Jersey, serving from 2010 to 2018. She has also served eight years as New Jersey’s 33rd Secretary of State and in 2007 was elected the first woman sheriff of the Office of the Sheriff in Monmouth County. Ms. Guadagno founded the New Jersey Partnership for Action, a public-private partnership that promotes New Jersey businesses and job creation and chaired the Red Tape Review Commission, a bipartisan group charged with streamlining government services, cutting red tape, and proposing policy recommendations to further reduce the regulatory burdens on businesses. Ms. Guadagno has served 13 years in public service and has been an attorney for more than three decades.

Ms. Guadagno is a well-regarded leader in both the private and government sectors and brings significant managerial and legal skills to the Board.

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Nicos Katsoulis
Age 61 Director since 2019 Committees: Finance and Risk	Skills and Qualifications:
•

Former Executive Vice President/Commercial Real Estate of the Bank

•

Former Executive Vice President/Chief Lending Officer of Sun National Bank

•

Extensive knowledge of commercial real estate and financial services

Nicos Katsoulis is the former Executive Vice President/Commercial Real Estate of OceanFirst Bank, N.A., having retired in November 2018. Mr. Katsoulis joined the Bank upon the Bank’s acquisition of Sun National Bank in January 2018. At Sun, Mr. Katsoulis was Executive Vice President and Chief Lending Officer, overseeing all lending activities including commercial and industrial and commercial real estate lending. During his banking career, Mr. Katsoulis served as a director of State Bancorp., Inc. and as Executive Vice President and Chief Lending Officer of Atlantic Bank of New York. Mr. Katsoulis is a graduate of the London School of Economics and Columbia University’s graduate school of business.

Mr. Katsoulis brings extensive banking and managerial experience to the Board, particularly with the commercial lending environment within the Bank’s current footprint and potential areas for expansion. He has been an active investor in commercial real estate, dry bulk shipping, and renewable energy.

John K. Lloyd
Age 74 Director since 2018 Committees: Human Resources/ Compensation and Leadership	Skills and Qualifications:
• Former Co-CEO of Hackensack Meridian Health • Experienced leader of large, complex organizations • Significant healthcare industry expertise

John K. Lloyd was the Co-CEO of Hackensack Meridian Health until his retirement in December 2018. Under his leadership, Hackensack Meridian Health became the largest, most comprehensive and integrated health network in New Jersey. This network includes 16 hospitals, 33,000 team members, more than 6,000 physicians, and over 165 ambulatory facilities throughout the state, with total revenues of $5.5 billion. Prior to his role as Co-CEO, Mr. Lloyd served as president of Meridian Health, a $2.1 billion, New Jersey-based health network of seven hospitals, one academic medical center (Jersey Shore University Medical Center) and 120 ambulatory facilities in Monmouth and Ocean Counties, New Jersey. Mr. Lloyd graduated from Princeton University and proudly served his country in the United States Marine Corps before attaining a Masters of Business Administration in Health Administration at Temple University. Mr. Lloyd has been recognized nationally and regionally with various awards including the Medical Executive Award from the Academy of Medicine of New Jersey and the Distinguished Business Leader Award from Monmouth University. He also received the Icon Award by NJBiz, the Maurice Pollack Award for Community Service from Monmouth University, the Lifetime Achievement Award by the American College of Healthcare Executives in New Jersey, and recently was awarded Hackensack Meridian Health’s first-ever lifetime achievement award.

Mr. Lloyd has significant expertise in the healthcare industry, prior service on publicly-traded boards, and excellent leadership skills developed over his 35 years as a CEO.

Christopher D. Maher
Age 54 Director since: 2014 Committees: None	Skills and Qualifications:
• Chairman, President, and CEO of the Company • Director of the Federal Reserve Bank of Philadelphia • Trustee of Monmouth University and Helen Keller Services for the Blind

Christopher D. Maher has served as Chairman of the Company and the Bank since January 2017 and as CEO of the Company and the Bank since January 2015. He previously served as President of the Bank from January 1, 2015 to January 1, 2021, at which time he was succeeded by Mr. Lebel. He joined the Company and the Bank in 2013 as President and Chief Operating Officer and was appointed to the Board of Directors in 2014. Prior to joining the Company, Mr. Maher served as President and CEO of Patriot National Bancorp and Patriot National Bank since 2010.

Mr. Maher is active in the non-profit community, serving as a Trustee of both Helen Keller Services for the Blind and Monmouth University and as a Director of Hackensack Meridian Health Residential Care. He is also active within the banking industry, as a director of the Federal Reserve Bank of Philadelphia since 2020 and as a member of the Board of the New Jersey Bankers Association, where he serves as Vice President.

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William D. Moss
Age 63 Director since 2020 Committees: Risk	Skills and Qualifications:
•

Former Chairman, President, and CEO of Two River Bancorp and Two River Community Bank

•

Former Chairman of the New Jersey Bankers Association

•

Extensive commercial banking and risk management experience

William D. Moss is the former Chairman of the Board of Directors and President and CEO of Two River Community Bank and Two River Bancorp, having served in various capacities at Two River Community Bank since its inception in 2000. Two River Community Bank and Two River Bancorp were acquired by the Company on January 1, 2020, at which time Mr. Moss joined the Board of Directors. Mr. Moss previously served in various officer positions with several banks, including Midlantic National Bank and the Central Jersey Bank and Trust Company.

Mr. Moss is a graduate of the Stonier Graduate School of Banking and is a past Chairman of the New Jersey Bankers Association. He is a member of the Board of Directors of Atlantic Community Bancshares, Inc. and its subsidiary, Atlantic Community Bankers Bank, as well as several non-profit boards. He is past president of the Community Bankers Association of New Jersey and the American Cancer Society/Jersey Shore Region. He previously served on the New Jersey State Banking Advisory Council and has also served as Councilman in the Borough of Shrewsbury, New Jersey and chair of its finance committee.

Mr. Moss brings extensive knowledge of the commercial banking industry, which includes over 40 years of experience, to the Company’s governance and leadership.

Joseph M. Murphy, Jr.
Age 62 Director since 2020 Committees: Finance and Information Technology	Skills and Qualifications:
•

Former President and CEO of Country Bank Holding Company and Country Bank

•

Co-founder of ValuExpress LLC, a commercial mortgage conduit with over $2.0 billion in originated loans

•

Substantial banking and New York real estate market knowledge

Joseph M. Murphy, Jr. had served on the Board of Directors of Country Bank Holding Company since 2003 and on the Board of Country Bank since 1995. Country Bank was a Manhattan-based community bank acquired by the Company on January 1, 2020. He served as Executive Vice President beginning in 1997, President beginning in 2008 and President/CEO since 2012. He was Chairman of the Loan and Technology Committees throughout his tenure. Country Bank specialized in real estate lending to small businesses and commercial real estate investors and was ranked in the “Top 200 Community Banks” nationwide by US Banker magazine five of the past ten years before its acquisition.

Prior to joining Country Bank, Mr. Murphy co-founded a commercial mortgage conduit, ValuExpress LLC, which had originated over $2.0 billion in loans for the real estate capital markets. For over 30 years he has owned and managed family real estate investments in various commercial properties throughout the United States. He currently serves as EVP of ValuExpress LLC and as President of Value Investors, Inc., his family’s investment office.

Mr. Murphy has served on the Board of Directors for the New York Chapter of Juvenile Diabetes Research Foundation, the Finance Advisory Committee of the Congregation of Christian Brothers, and the Board of Trustees for the Greater New York Chapter of the American Red Cross. He also served on the Community Bankers Council of the American Bankers Association. He currently sits on the Board of the St. Patrick’s Parade Foundation, NYC and is a Knight of St. Patrick, which both support the New York City St. Patrick’s Day Parade.

Mr. Murphy is a graduate of the University of Denver with a BSBA. He also holds a Masters of Science in Real Estate Finance from New York University.

Mr. Murphy provides the Company with extensive banking knowledge and particularly with respect to the New York markets.

Steven M. Scopellite
Age 55 Director since 2019 Committees: Information Technology	Skills and Qualifications:
• Former Global Chief Information Officer of Goldman Sachs • Chair of the Information Technology Committee • Significant public company governance, information technology and cybersecurity experience

Steven M. Scopellite was appointed to the Board of Directors in June 2019. Mr. Scopellite retired from Goldman Sachs in 2013, having served as Global Chief Information Officer. Among his accomplishments during his distinguished career of nearly 30 years were leading Goldman Sachs' penetration into new markets, pioneering the bank’s expansion into electronic trading, and developing the global funding platform. Mr. Scopellite currently serves as a Director of Soltage, LLC, a leading renewable energy provider; a Director at Ionic Security, a secure platform to protect and control data; and is Co-Founder and Advisor to Aspec Scire, a groundbreaking drone-data analytics company.

Mr. Scopellite is on the Dean’s Executive Advisory Council for the College of Computing and Informatics at Drexel University and Chairman to the Riverview Medical Center Foundation Board of Trustees. Mr. Scopellite provides the Board with significant management and risk management experience, particularly as they relate to information technology.

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Grace C. Torres
Age 61 Director since 2018 Committees: Audit, Finance, and Human Resources/Compensation	Skills and Qualifications:
• Trustee of Prudential Retail Mutual Funds • Registered CPA with audit experience of large financial services organizations • Chair of the Audit Committee

Grace C. Torres has been a Trustee of Prudential Retail Mutual Funds, a retail mutual funds complex of more than 90 mutual funds, since 2014. Prior to that, Ms. Torres was Chief Financial Officer, Treasurer and Principal Financial Officer of Prudential Mutual Funds and Senior Vice President of Prudential Investments LLC from 1994 through 2014. Ms. Torres also previously served as Vice President, Mutual Funds Administration at Bankers Trust and as a Senior Manager, Audit Practice with Ernst & Young. Ms. Torres is a CPA in the State of New York and received a BS in Accounting and Management from New York University. Ms. Torres served as a Director of Sun Bancorp, Inc. and Sun National Bank since 2015, serving on the Audit, Nominating & Corporate Governance and Risk Committees and Chair of the ALCO Committee, until their acquisition by the Company in January 2018, at which time Ms. Torres joined the Board.

Ms. Torres brings to the Board additional financial reporting and audit experience, particularly with respect to large complex financial services organizations. Ms. Torres has been recognized as one the Top 50 business executives by Hispanic Business magazine and LATINA Style Magazine and brings in-depth experience and expertise regarding the financial industry.

Patricia L. Turner
Age 52 Director since 2020 Committees: Human Resources/ Compensation and Information Technology	Skills and Qualifications:
•

Director of the Division of Member Services at the American College of Surgeons

•

Member of the Board of Directors of Wake Forest Baptist Medical Center and the Council of Medical Specialty Societies

•

Managerial and leadership experience in the medical, business, and higher education sectors

Patricia L. Turner was appointed to the Board of Directors on September 24, 2020 and is the director of the Division of Member Services at the American College of Surgeons and a clinical associate professor at the University of Chicago Medicine. Prior to joining the American College of Surgeons, Dr. Turner spent eight years in full-time academic practice on the faculty of the University of Maryland School of Medicine, serving as the surgery residency program director. She is a graduate of the University of Pennsylvania and the Bowman Gray School of Medicine at Wake Forest University and received her MBA from the University of Maryland Robert H. Smith School of Business.

Dr. Turner currently serves as a member of the Boards of Directors of the Council of Medical Specialty Societies and Wake Forest Baptist Medical Center. Dr. Tuner provides the Board with significant leadership and managerial experience related to medical, business, and higher education industries.

Grace M. Vallacchi
Age 57 Director since 2019 Committees: None	Skills and Qualifications:
•

Executive Vice President and Chief Risk Officer of the Company and the Bank

•

Former Associate Deputy Comptroller of the Office of the Comptroller of the Currency

•

Extensive risk management, banking, and regulatory experience

Grace Vallacchi was appointed Director in January 2019 and has served as Executive Vice President and CRO of the Company and the Bank since September 2017. Prior to joining OceanFirst, Ms. Vallacchi was Associate Deputy Comptroller in the Northeastern District of the Office of the Comptroller of the Currency (the “OCC”) since February 2016. Prior to that position, she was Assistant Deputy Comptroller at the OCC since 2012, and a National Bank Examiner since 2007.

Ms. Vallacchi’s experience provides the Board with enhanced risk management, banking industry knowledge, and regulatory and government relations.

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John E. Walsh
Age 67 Director since 2000 Committees: Audit, Information Technology and Leadership	Skills and Qualifications:
• Senior Vice President and Consultant at T&M Associates • Chair of the Leadership Committee • Financial reporting and resource management experience

John E. Walsh is a licensed engineer who retired from full time employment with T&M Associates in July 2020. He currently remains as a Senior Vice President at the firm in a consulting capacity. He joined T&M Associates in 2010 and served as a Senior Executive Partner and then a member of the Board of Directors until his retirement. T&M Associates is a privately owned engineering, planning and environmental consulting company with sixteen offices in seven states. Before joining T&M Associates, he served in various management capacities with CMX Engineering, Inc., a privately owned engineering company, from 2001 to 2010. At CMX, Mr. Walsh was responsible for all operational aspects of the business, including operational profitability and oversight of 380 professional engineers and technical staff. Prior to joining CMX Engineering, he was President and CEO of Bay Pointe Engineering Associates, Inc., a firm he founded in 1987.

Mr. Walsh’s experience with T&M and CMX provides the Board with management and leadership skills, as well as extensive knowledge of business and marketing plans, annual budgets, personnel/resource management, sales initiatives, financial reporting and client management.

Required Vote

Directors will be elected according to a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. There is no cumulative voting for the election of directors.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS LISTED IN "NOMINEES FOR DIRECTOR".

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Stock Ownership

The following table provides information as of April 1, 2021 with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned	Percent of Common Stock Outstanding
BlackRock Inc.	5,032,974	8.3%	(1)
55 East 52nd Street
New York, New York 10055
Dimensional Fund Advisors LP	3,212,343	5.3%	(2)
6300 Bee Cave Road
Austin, Texas 78746
(1) Based solely on SEC Schedule 13G Amendment No. 10, filed on January 29, 2021. (2) Based solely on SEC Schedule 13G Amendment No. 2, filed on February 12, 2021.

The following table provides information as of April 1, 2021, about the shares of the Company common stock that may be considered to be beneficially owned by each director, nominee for director and each NEO and by all such directors and NEOs of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)(1)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding(2)
Directors
Angelo Catania(3)	34,993	7,000	41,993	*
Anthony R. Coscia(4)	47,244	—	47,244	*
Michael Devlin(3)	109,879	—	109,879	*
Jack M. Farris(5)	9,061	3,413	12,474	*
Kimberly M. Guadagno(6)	7,661	—	7,661	*
Nicos Katsoulis(6)	11,836	11,811	23,647	*
John K. Lloyd(4)	12,531	—	12,531	*
Christopher D. Maher(7)(8)(9)(10)(11)	223,833	256,734	480,567	*
William D. Moss(12)(13)	106,662	—	106,662	*
Joseph Murphy, Jr.(12)(14)	305,546	—	305,546	*
Steven Scopellite(15)	3,466	3,413	6,879	*
Grace C. Torres(4)	10,913	—	10,913	*
Patricia L. Turner(16)(17)	2,556	—	2,556	*
Grace Vallacchi(8)(9)(10)(11)(18)	59,586	41,006	100,592	*
John E. Walsh(3)	40,600	7,000	47,600	*
Named Executive Officers who are not also Directors
Michael J. Fitzpatrick(11)(19)	250,986	183,825	434,811	*
Joseph J. Lebel, III(8)(9)(10)(11)(20)(21)	157,782	199,901	357,683	*
Steven J. Tsimbinos(8)(9)(10)(11)(22)	105,734	120,866	226,620	*
All directors and Executive Officers as a group (22 persons)	1,685,572	989,410	2,674,982	4.5%

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*

Less than 1%.

(1)

Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of April 1, 2021.

(2)

A total of 59,912,171 shares of the Company’s common stock was used in calculating the percentage of the class owned, representing 58,922,761 shares outstanding and eligible to vote as of April 1, 2021, plus 989,410 shares covered by stock options that were exercisable at April 1, 2021 or become exercisable within 60 days of April 1, 2021.

(3)

Includes 5,616 unvested shares. Each of Directors Catania, Devlin, and Walsh was awarded 1,035 restricted shares in March 2017, 1,095 restricted shares in January 2018, 1,190 restricted shares in February 2019, 2,445 in February 2020, and 2,301 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the March 2021 award, which vests at a rate of 33.3% per year commencing on March 1 of the year following the grant.

(4)

Includes 5,409 unvested shares. Each of Directors Coscia, Lloyd, and Torres was awarded 1,095 restricted shares in February 2018, 1,190 restricted shares in February 2019, 2,445 restricted shares in February 2020, and 2,301 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the March 2021 award, which vests at a rate of 33.3% per year commencing on March 1 of the year following the grant.

(5)

Includes 4,356 unvested shares. Mr. Farris was awarded 1,035 restricted shares in March 2017, 1,095 restricted shares in January 2018, 1,190 restricted shares in February 2019, and 2,301 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the March 2021 award, which vests at a rate of 33.3% per year commencing on March 1 of the year following the grant.

(6)

Includes 4,971 unvested shares. Each of Directors Guadagno and Katsoulis was awarded 1,190 restricted shares in February 2019, 2,445 restricted shares in February 2020, and 2,301 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the March 2021 award, which vests at a rate of 33.3% per year commencing on March 1 of the year following the grant.

(7)

Includes 44,818 unvested time-based restricted shares. Mr. Maher was awarded 4,740 restricted shares in March 2017, 15,055 restricted shares in January 2018, 6,460 restricted shares in February 2019, 7,950 in February 2020, and 27,612 shares in February 2021. Such awards vest at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the March 2021 award, which vests at a rate of 25% per year commencing on March 1 of the year following the grant.

(8)

Includes the following performance-based restricted shares that were awarded in February 2019: Mr. Maher: 14,763; Mr. Lebel: 7,500; Mr. Tsimbinos: 4,404, and Ms. Vallacchi: 4,404. One third of such shares vest on each of March 1 of 2022, 2023 and 2024 at approximately 60% or approximately 80% to 100% depending on the attainment of defined performance criteria for each of the calendar years 2021, 2022, and 2023, or are forfeited if the threshold performance is not met.

(9)

Includes the following performance-based restricted shares that were awarded in February 2020: Mr. Maher: 29,356; Mr. Lebel: 19,568; Mr. Tsimbinos: 9,784, and Ms. Vallacchi: 9,784. One fourth of such shares vest on each of March 1 of 2022, 2023, 2024, and 2025 at approximately 60% or approximately 80% to 100% depending on the attainment of defined performance criteria for each of the calendar years 2021, 2022, 2023, and 2024, or are forfeited if the threshold performance is not met.

(10)

Includes the following performance-based restricted shares that were awarded in February 2021: Mr. Maher: 33,132; Mr. Lebel: 30,372; Mr. Tsimbinos: 13,252, and Ms. Vallacchi: 13,252. One fourth of such shares vest on each of March 1 of 2022, 2023, 2024, and 2025 at approximately 67% or approximately 83% to 100% depending on the attainment of defined performance criteria for each of the calendar years 2021, 2022, 2023, and 2024, or are forfeited if the threshold performance is not met.

(11)

Includes the following shares that have been allocated and are held in trust pursuant to the ESOP as of April 1, 2021: Mr. Maher: 3,030; Mr. Fitzpatrick: 90,862; Mr. Lebel: 10,610; Mr. Tsimbinos: 4,098; and Ms. Vallacchi: 719. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.

(12)

Includes 4,257 unvested shares. Each of Director Moss and Murphy was awarded 2,445 restricted shares in February 2020, which vest at rate of 20% per year commencing on March 1 of the year following the grant, and 2,301 restricted shares in February 2021, which vest at a rate of 33.3% per year commencing on March 1 of the year following the grant.

(13)

Includes 3,919 shares held by Mr. Moss’s spouse, 776 shares held by Mr. Moss’s children, and 97,221 shares held in a trust account.

(14)

Includes 68,000 shares held by Mr. Murphy’s children and 72,800 shares that represent the proportional ownership of a corporation.

(15)

Includes 3,000 unvested shares. Mr. Scopellite was awarded 1,165 restricted shares in July 2019, of which 40% vested on March 1, 2021 and then 20% on March 1 of 2022, 2023, and 2024, and 2,301 restricted shares in February 2021, which vest at a rate of 33.3% per year commencing on March 1 of the year following the grant.

(16)

Includes 2,301 restricted shares awarded in February 2021, which vest at rate of 33.3% per year commencing on March 1 of the year following the grant.

(17)

Includes 525 shares held in a retirement account.

(18)

Includes 24,215 unvested time-based restricted shares. Ms. Vallacchi was awarded 3,680 restricted shares in November 2017, 5,475 restricted shares in January 2018, 2,975 restricted shares in February 2019, 3,670 restricted shares in February 2020, and 16,568 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exceptions of the January 2017 award, which vests 40% on March 1, 2019 and 20% on March 1 of 2020, 2021, and 2022, and the February 2021 award, which vests at a rate of 25% per year commencing on March 1 of the year following the grant.

(19)

Includes 11,620 unvested time-based restricted shares. Mr. Fitzpatrick was awarded 2,976 restricted shares in February 2019, 3,669 restricted shares in February 2020, and 8,182 restricted shares in February 2021. Each such award vests at a rate of 33% per year commencing on March 1 of the year following the grant.

(20)

Includes 39,025 unvested time-based restricted shares. Mr. Lebel was awarded 2,905 restricted shares in March 2017, 9,225 restricted shares in January 2018, 5,950 restricted shares in February 2019, 7,340 restricted shares in February 2020, and 25,312 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the February 2021 grant, which vests at a rate of 25% per year commencing on March 1 of the year following the grant.

(21)

Includes 746 shares held by Mr. Lebel’s spouse.

(22)

Includes 24,849 unvested time-based restricted shares. Mr. Tsimbinos was awarded 2,420 restricted shares in March 2017, 7,690 restricted shares in January 2018, 2,975 restricted shares in February 2019, 3,670 restricted shares in February 2020, and 16,568 restricted shares in February 2021. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant, with the exception of the February 2021 grant, which vests at a rate of 25% per year commencing on March 1 of the year following the grant.

Each director and executive officer maintains a mailing address at 110 West Front Street, Red Bank, New Jersey 07701. As of April 1, 2021, none of the above directors or executive officers have pledged any shares of the Company.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with all applicable reporting requirements for transactions in the Company’s common stock during the fiscal year ended December 31, 2020.

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Senior Executive Officers Who Are Not Also Directors

MICHAEL J. FITZPATRICK
Age 65	Michael J. Fitzpatrick has been Executive Vice President and CFO of the Company since 1995. He has also been Executive Vice President and CFO of the Bank since joining the Bank in 1992.

JOSEPH J. LEBEL III
Age 58

Joseph J. Lebel III was appointed President and Chief Operating Officer of the Bank on January 1, 2021 and Executive Vice President and Chief Operating Officer of the Company in June 2020. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Bank since January 2019 and previously served as Executive Vice President and Chief Banking Officer from 2017 to 2019 and as Chief Lending Officer of the Bank from 2013 to 2017. Upon joining the Bank in 2006, he was Senior Vice President of the Bank, in charge of Commercial Lending. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President.

STEVEN J. TSIMBINOS
Age 51

Steven J. Tsimbinos was appointed Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank in June 2016, having previously served in those roles as First Senior Vice President since 2010. Prior to joining OceanFirst, he was General Counsel of Copper River Management, L.P., the investment manager to a family of hedge funds, since 2006, and prior to that a partner with Lowenstein Sandler PC, where he practiced corporate and securities law.

MICHELE B. ESTEP
Age 51

Michele B. Estep was appointed Executive Vice President and Chief Administrative Officer of the Bank in January 2020. Prior to joining OceanFirst, Ms. Estep was the Executive Vice President and Chief Administrative Officer of Sun National Bank. Before then, she held leadership roles at KeyBank in Albany, New York.

KARTHIK SRIDHARAN
Age 51

Karthik Sridharan was appointed Chief Information Officer of the Bank in September 2019. Prior to joining OceanFirst, Mr. Sridharan was the Chief Technology Officer at Citigroup from 2011 to 2019 and previously held leadership roles in global technology management with JP Morgan Chase and Bank of America Corp. Mr. Sridharan was also an Industry Manager at Microsoft prior to joining the financial services industry.

ANTHONY GIORDANO III
Age 55

Anthony Giordano III was appointed Executive Vice President and Chief Retail Banking Officer of the Bank on January 1, 2020, having previously served as the Bank’s Senior Operations Officer since 2015, and served as Interim Chief Information Officer until Mr. Sridharan’s appointment. Prior to joining OceanFirst, Mr. Giordano was Chief Executive Officer of Colonial American Bank until its acquisition by OceanFirst.

ANGELA K. HO
Age 37

Angela K. Ho was appointed Chief Accounting Officer of the Company in March 2017 and had served as the Chief Accounting Officer of the Bank since September 2016. Prior to joining OceanFirst, Ms. Ho served as the controller of Northfield Bank since 2012 and had significant accounting responsibilities at Signature Bank and KPMG LLP.

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Compensation Discussion and Analysis

Table of Contents

Overview	28
Executive Summary	29
Objectives of Compensation Program	32
Compensation Program Design and Rationale	32
How Compensation Is Determined	34
Elements of Compensation	36
Cash Incentive and Discretionary Awards	36
Stock Ownership Guidelines	41
Hedging/Pledging Policy	42

Overview

This section describes the objectives, design and rationale of the Company’s compensation program for its Named Executive Officers (“NEOs”) and discusses each material element of the Company’s NEO compensation program, how compensation is determined, and recent developments in the Company’s compensation program.

For 2020, the Company’s NEOs were:

(1)

Mr. Lebel was appointed President of the Bank effective January 1, 2021. During 2020, he was Executive Vice President and Chief Operating Officer of the Company and the Bank.

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Executive Summary

2020 Business Highlights

COVID-19 had an extraordinary impact on Company performance during 2020, as borrower debt relief, increased credit loss expenses, and the effects of COVID-19 on the national and global economy all negatively affected the Company. As discussed further in the Proxy Statement, executive management took numerous actions to protect the Company's employees, customers, and shareholders from the impact of COVID-19. These actions include enhanced safety protocols and COVID-19 support tools, the establishment of a forbearance loan program and early processing of Paycheck Protection Program ("PPP") loans, issuance of subordinated debt and preferred perpetual stock to provide capital flexibility, and increased oversight by the Board of Directors and its Committees. Please see "How Compensation is Determined – Pandemic Response" for detailed information on the Company's response to COVID-19.

Despite these challenges, 2020 was another successful year for the Company, as the Company completed its acquisitions of Two River Community Bancorp (“Two River”) and Country Bank Holdings Company, Inc. (“Country Bank”) on January 1, 2020. The consideration paid for the Two River and Country Bank acquisitions were $197.1 million and $112.8 million, respectively. These acquisitions added $1.90 billion to assets, $1.56 billion to loans, and $1.59 billion to deposits.

•

Earnings. Net income for the year ended December 31, 2020 was $61.2 million, or $1.02 per diluted share, as compared to net income of $88.6 million, or $1.75 per diluted share, for the prior year. Net income for the year ended December 31, 2020 includes merger related expenses, branch consolidation expenses, Federal Home Loan Bank advance prepayment fees, gains from equity investments and the sale of PPP loans, and the opening credit loss expense under the Current Expected Credit Loss model related to the acquisition of Two River and Country Bank. These items decreased net income, net of tax benefit, for the year ended December 31, 2020 by $11.0 million. Net income for the year ended December 31, 2019 included merger related expenses, branch consolidation expenses, non-recurring professional fees, compensation expense due to the retirement of an executive officer, and a reduction of tax income expense from the revaluation of state deferred tax assets as a result of a change in the New Jersey tax code, of $16.3 million, net of tax. These items reduced diluted earnings per share by $0.18 and $0.32, respectively, for the years ended December 31, 2020 and 2019. Annual results for 2020 were impacted by the COVID-19 pandemic, through higher credit losses, net interest margin compression, and increased operating expenses.

•

Balance Sheet Growth.

•

Total assets increased by $3.20 billion to $11.45 billion at December 31, 2020, from $8.25 billion at December 31, 2019. These increases were primarily the result of the Two River and Country acquisitions. Loans receivable, net, increased by $1.50 billion, to $7.70 billion at December 31, 2020, from $6.21 billion at December 31, 2019.

•

Deposits increased by $3.10 billion, to $9.43 billion at December 31, 2020, from $6.33 billion at December 31, 2019, due to acquired deposits from Two River and Country Bank of $1.59 billion. Stockholders’ equity increased to $1.48 billion at December 31, 2020, as compared to $1.15 billion at December 31, 2019. The acquisitions of Two River and Country Bank added $261.4 million to stockholders’ equity. Tangible common stockholders’ equity per common shares decreased to $14.98 at December 31, 2020, as compared to $15.13 at December 31, 2019.

•

Dividends. The Company maintained its $0.17 quarterly dividend during 2020 and paid its ninety-sixth consecutive quarterly dividend on February 19, 2021. Cash dividends on common stock declared and paid during the year ended December 31, 2020 were $40.8 million, as compared to $34.2 million for the prior year. Cash dividends on preferred stock declared and paid during the year ending December 31, 2020 were $2.1 million.

•

Stock Performance. The following graph shows a comparison of total stockholder return on the Company’s common stock, based on the market price of the Company’s common stock with the cumulative total return of companies in the Nasdaq Composite Index, the SNL Bank Index, and the SNL Thrift Index for the period December 31, 2015 through December 31, 2020. The graph may not be indicative of possible future performance of the Company’s common stock. Cumulative return assumes the reinvestment of dividends and is expressed in dollars based on an initial investment of $100.

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TOTAL RETURN PERFORMANCE
Index Value
300
200
100
0
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
SNL Bank
SNL Thrift
Nasdaq Composite
OceanFirst Financial Corp.

Index		Period Ending
	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
OceanFirst Financial Corp.	100.00	154.28	137.81	120.93	141.10	107.22
Nasdaq Composite	100.00	108.87	141.13	137.12	187.44	271.64
SNL Thrift	100.00	122.49	102.42	102.42	126.10	116.21
SNL Bank	100.00	126.35	124.00	124.00	167.93	145.49

Executive Compensation Program Highlights

Our executive compensation program contains the following components and features that are designed to align the interests of our NEOs and stockholders.

•

Balanced Executive Compensation Program Elements. We use a mix of compensation elements to motivate our executives, incentivize Company performance and reward accomplishments, while promoting safe and sound banking practices. Our Compensation Committee implements a robust risk assessment framework to monitor our executive compensation programs for excessive risk to the Company.

•

No “Single Trigger” Change in Control Benefits. We maintain “double-trigger” change in control clauses in our employment and change in control agreements, and the executives are only entitled to a severance payment if terminated without cause or an executive terminates employment for good reason subsequent to a change in control. In addition, awards under the 2011 Stock Incentive Plan issued after its amendment in June 2017, including those granted in 2018 and 2019, and under the 2020 Stock Incentive Plan, will not automatically vest upon a change in control and do not contain a feature providing for the automatic issuance of new stock awards upon a change in control.

•

No Excise Tax Gross-Ups. We do not provide for gross-up payments for excise taxes our executives may incur in connection with a change in control.

•

Equity Compensation Best Practices: Our 2020 Stock Incentive Plan contain certain restrictions that reflect sound corporate governance principles, including the following:

•

Dividends on all restricted stock awards and dividend equivalents on all restricted stock unit awards are paid only to the extent the underlying awards vest;

•

Shares that are used to pay the stock option exercise price or tax withholding on vesting restricted stock or stock options cannot be used for future grants under the 2020 Stock Incentive Plan;

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•

Except in connection with a change in control or other significant corporate transaction, the repricing of stock options or SARs without stockholder approval is prohibited; and

•

95% of the shares subject to awards require a vesting period of at least one year.

•

Use of an Independent Compensation Consultant. In 2020, the Compensation Committee directly engaged an independent compensation consultant to review the competitiveness and effectiveness of our executive compensation program.

•

Performance-Based Stock Awards. In 2020, the Company continued its practice, implemented in 2018, of performance-based stock awards for NEOs and select management executives as a compliment to the Company’s standard time-based restricted shares and options under the equity compensation component of our executive compensation program. Between 0% to 48% (determined by dollar value and based on Target performance) of the executives’ total 2020 equity awards were granted in performance-based restricted stock, including 48% of Mr. Maher’s equity grant. Similar to the 2019 grants, these performance-based awards provide an opportunity for the executive to vest in shares in equal amounts over five years but only when specific performance metrics have been attained or exceeded. Tiered performance goals for each metric are aligned with corresponding tiered vesting values and have been set at Threshold, Target and Superior using financial data from the applicable strategic plan as approved by the Board. Performance below the Threshold goal in any given year results in that year’s grant allocation being forfeited. Performance above the Superior goal is capped at the Superior value. The Company determined that splitting a significant portion of key senior executives’ grants into performance-based grants that vest only when specific targets are met (in full or in part depending on which targets are met and what levels) will further focus senior management’s efforts on attaining Company-specific goals that will drive performance and benefit all shareholders. The performance-based grants reflect market practice and provides senior management with an easily understood set of multi-year goals that have been approved by the Compensation Committee and that provide the opportunity for delivering meaningful value for the Company and the executive if accomplished.

•

Executive Officer Stock Ownership Requirements. We require all of our executive officers to hold substantial amounts of our common stock. Our CEO is expected to own stock with a market value of at least five times his annual base salary. Each other NEO is expected to own stock with a market value of at least three times his or her annual base salary. Until these guidelines are met, an NEO is required to retain all of the net vested restricted stock and net shares delivered after exercising stock options. See “Stock Ownership Guidelines.”

•

Incentive Clawback Policy. We have a compensation recovery or “clawback” policy that allows our Board to recoup performance-based compensation from our executives in certain circumstances.

•

Policy Limiting Hedging or Pledging our Stock. Unless approved in advance by our Board in limited circumstances, our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in hedging transactions involving our common stock or pledging our common stock to secure debt.

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Objectives of Compensation Program

The Company’s mission is to build relationships and financial solutions that empower clients to achieve their goals. To accomplish its mission, it strives to provide outstanding service and responsiveness to the markets and customers it serves, and the Company’s executive officer compensation program has stated objectives to:

•

provide a comprehensive compensation package that is competitive within the marketplace so that the Company may attract, reward and retain highly qualified, motivated, productive and responsible senior executives;

•

align the NEO’s interests with those of stockholders by incentivizing and rewarding individual behaviors that improve the Company’s performance in a manner that is consistent with its business and strategic plans while encouraging prudent decision-making and safe and sound banking practices;

•

create balanced incentives that do not encourage the NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

•

reward NEOs who assume the greatest responsibility and consistently produce positive strategic results within the parameters of sound business and risk management;

•

motivate each individual to perform to the best of his or her ability; and

•

recognize the Company’s cost structure and the economic environment.

The NEOs are one of the Company’s greatest assets, as their leadership and example to all employees drive the Company’s success and customer-centered excellence.

Compensation Program Design and Rationale

To attract qualified executives as NEOs and to incentivize, reward and retain NEOs who meet the Company’s performance expectations, the Company used the following major elements in its 2020 total compensation for executives:

Compensation Element	Description and Purpose	Context/Rationale	Fixed/Performance Based	Short-Term/ Long-Term
Base Salary	Helps attract and retain executives through the periodic payments of market-competitive fixed pay.	Based on individual performance and responsibilities, prevailing market conditions, current and anticipated Company performance, and current pay levels.	Fixed	Short-term
Cash Incentives

Encourage achievement of financial performance metrics and individual goals that create near-term stockholder value and are consistent with the Company’s business and strategic plans, prudent decision-making, and risk management that reflects safe and sound business practices.

		Quantitatively ties compensation directly to factors that are deemed important by the Company.	Performance-based	Short-term
Equity Compensation Plan

The Company grants stock options, time- based restricted stock, and performance- based restricted stock awards to attract, retain and motivate employees by providing for or increasing their economic interests in the long-term success of the Company. Equity grants under the Company’s stock incentive plans complement total compensation packages and enable the Company to align employee interests with those of the stockholders of the Company.

For awards of performance-based restricted stock, vesting only occurs upon achievement of established performance goals. For all other awards, value realization depends on stock performance over time and occurs over the time-based vesting schedule. Stock options only provide value to recipients when share price at time of exercise is above the grant price.

			Fixed and/or performance based.	Long-term – generally vesting over three to five years
Supplemental Executive Retirement Plan (“SERP”)	Provided to certain NEOs to assure income security into retirement while incentivizing retention.	–	Fixed	Long-term
Other Compensation	Select, non-core benefits comparable to those offered by competitors, such as health and welfare benefits on the same basis as other employees and certain perquisites.	–	Fixed	Short and long-term

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Mix of Compensation Elements; Risk Mitigation

The Committee believes that it maintains the appropriate balance of compensation elements to motivate executives and reward accomplishments. Performance-based incentive awards play an important role in the executive compensation program, but their use is balanced to provide a reward for performance that is not designed to encourage strategies and risk-taking that might not align with the long-term best interests of the Company and its stockholders and safe and sound banking practices.

The Company is mindful of sound compensation practices that are designed to cause banking institutions to structure compensation programs in a way that does not provide incentives for executives to take imprudent or excessive risks. The Company’s compensation program for the NEOs is designed to mitigate risk by:

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providing non-performance-based salaries, retirement and benefits that are competitive in the market and permit executives to pay living expenses and provide stability without reliance on incentives;

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incorporating cash incentives to reward annual performance in accordance with the Company’s predefined annual and strategic goals and objectives;

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including long-term incentives in the form of time-vested and performance-based restricted stock awards and/or stock options to focus on building long-term stockholder value; and

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considering prior period results, the exposure to risk, and actual risk outcomes in determining current and future compensation.

To further mitigate risk resulting from performance-based compensation, the Committee considers, and uses when appropriate, metrics and performance goals that incorporate risk management, “claw backs” to recover prior payments, and performance periods longer than one year. The use of equity-based long-term compensation, in combination with executive stock ownership requirements, reflects the Company’s compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the exposure to imprudent or excessive risk-taking. The Company believes these features balance the need to accept risk exposure in the successful operation of its business with the need to identify, monitor and prudently manage that risk.

In the first quarter of each year, the Chief Risk Officer conducts a compensation risk assessment to review any actual and potential risk created by the Company’s compensation program, as well as analyze the Company’s controls and risk mitigation mechanisms. This risk assessment is presented to and reviewed by the Committee. After review of the risk assessment presented in 2020, the Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company and that the policies (1) appropriately balance risk and financial results in a manner that does not encourage employees to expose the Company to imprudent risk, (2) are compatible with effective controls and risk management, and (3) are supported by strong corporate governance, including active and effective oversight by the Company’s Board of Directors.

The following chart illustrates the mix of the Company’s compensation for 2020 for its CEO, as specified on the Summary Compensation Table.

Consideration of Last Year’s Advisory Stockholder Votes on Executive Compensation

At the 2020 Annual Meeting of Stockholders, approximately 82% of the shares voting on the Company’s non-binding advisory vote on executive compensation (commonly known as “say on pay”) were cast in favor of the compensation of the Company’s executive officers, as described in the 2020 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In making compensation decisions for the remainder of 2020 and to date in 2021, the Board and the Committee have considered, among other factors, the stockholders’ support and the Board’s overall satisfaction with the current compensation structure. The Compensation Committee and the Board are mindful of the view and the trend towards the increased use of performance-based compensation and took that into account in making equity grants in 2020 and 2021 as further described below. The Committee and the Board believe that the compensation paid to our executive officers and the Company’s overall pay practices are fair and well-balanced. Further, advisory votes on executive compensation and stockholder outreach will continue to serve as a tool to guide the Committee and the Board in their ongoing assessment of the Company’s executive compensation program.

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How Compensation Is Determined

The Compensation Committee reviews compensation for the CEO, the other NEOs and the other officers subject to the reporting requirements of Section 16 under the Exchange Act (including the NEOs, the “Section 16 Officers”), and establishes certain guidelines and limits for compensation and benefits programs for other employees of the Company and the Bank. The Compensation Committee annually reviews and evaluates the recommendations made by the CEO regarding compensation, including base salary, bonuses, and equity grants for the Section 16 Officers, other than the CEO. The Compensation Committee then determines the compensation for the CEO and Section 16 Officers and reports its determination to the Board. In establishing compensation levels, the Compensation Committee considers the Company’s overall strategic objectives, annual performance goals, the report of the compensation consultant regarding peer group comparisons, market data for other institutions, individual executive performance, the relative level of compensation among executive officers and regulatory requirements. The Compensation Committee also has the Chief Risk Officer perform the risk assessment described above.

Executive management and outside advisors from time-to-time may be invited to Compensation Committee meetings to provide their views on compensation matters. The CEO participates in the process of determining compensation for the other NEOs by making section recommendations regarding base salary adjustments and awards under incentive and equity plans. The CEO does not participate in the Compensation Committee’s decision as to his own compensation package. See “Corporate Governance – Committees of the Board of Directors” for further information regarding the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee retained Meridian Compensation Partners, LLC (“MCP”) in 2020 as its new independent compensation consultant, replacing Mosteller & Associates (“MA”), the Company’s previous Compensation Consultant. The Compensation Committee considers competitive market data, advice and recommendations received from MCP in making compensation decisions. MCP and its representatives are independent of the Bank’s management, report directly to the Compensation Committee, and have no economic relationship with the Company other than MCP’s role as advisor to the Compensation Committee. On May 7, 2020, the Compensation Committee reviewed information provided by MCP regarding its independence. Based on this information and additional review, the Compensation Committee concluded that the work performed by MCP does not raise any conflicts of interest.

Compensation Study

The Compensation Committee has historically relied on a peer group to assess relative performance for its annual incentive plans and uses this information as a factor when making compensation decisions. MCP will conduct group studies annually for the Compensation Committee; however, MA conducted the peer group study in late 2019 that was used to determine 2020 compensation as discussed below.

The 2019 study was conducted in October 2019 (“2019 MA Report”) and used to evaluate peer market data to ensure that 2019 executive compensation was aligned with the 50% percentile peer group benchmark, to assist the Compensation Committee in its determination of actual 2019 bonus payouts to the extent of the Committee’s discretion, and to determine 2020 compensation (including base compensation and target bonuses). Given the Company’s growth and possibility for continued growth through acquisition, MA focused the 2019 MA Report peer group on peer organizations between $5.0 billion and $12.5 billion in assets. This includes 24 similar banks in the Mid-Atlantic and Northeastern states with assets ranging from $5.0 billion to $12.5 billion at the end of 2018. The 24 bank peer group for the 2019 MA Report consisted of the following:

Berkshire Hills Bancorp, Inc. (MA) – NASDAQ: BHLB	Meridian Bancorp, Inc. (MA) – NASDAQ: EBSB
Boston Private Financial Holdings, Inc. (MA) – NASDAQ: BPFH	NBT Bancorp (NY) – NASDAQ: NBTB
Brookline Bancorp, Inc. (MA) – NASDAQ: BRKL	Northwest Bancshares, Inc. (PA) – NASDAQ: NWBI
Community Bank System (NY) – NASDAQ: CBU	Provident Financial Services, Inc. (NJ) – NASDAQ: PFS
ConnectOne Bancorp, Inc. (NJ) – NASDAQ: CNOB	Sandy Spring Bancorp, Inc. (MD) – NASDAQ: SASR
Customers Bancorp (PA) – NASDAQ: CUBI	S&T Bancorp, Inc. (PA) – NASDAQ: STBA
Dime Community Bancshares, Inc. (NY) – NASDAQ: DCOM	Tompkins Financial Corp. (NY) – NASDAQ: TMP
Eagle Bancorp, Inc. (MD) – NASDAQ: EGBN	TowneBank (VA) – NASDAQ: TOWN
First Commonwealth Financial Corp. (PA) – NASDAQ: FCF	United Financial Bancorp, Inc. (CT) – NASDAQ: UBNK
Flushing Financial Corp. (NY) – NASDAQ: FFIC	WesBanco (WV) – NASDAQ: WSBC
Independent Bank Corp. (MA) – NASDAQ: INDB	Washington Trust Bancorp (RI) – NASDAQ: WASH
Lakeland Bancorp, Inc. (NJ) – NASDAQ: LBAI	WSFS Financial Corp. (DE) – NASDAQ: WSFS

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Pandemic Response

The pandemic and related response of the Company's executive management team influenced the Company's performance and was a key factor in the Compensation Committee's evaluation of the performance of the NEOs and their compensation. The Bank's market areas–New Jersey, New York, and Philadelphia–were some of the areas most affected by the pandemic, with among the highest death and infection rates, as well as severe economic impact. The management team was very proactive in recognizing the pandemic impact and began responding in late January and early February, triggering its pandemic response plan and beginning a series of actions to:

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reduce the spread of the disease;

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protect employees;

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protect and support customers and the community; and

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fortify the Company's financial condition to reduce risk of a severe impact to the Company's future performance and protect shareholders

The impact of COVID-19 tested the efficiency of the Company's compensation programs and raised a variety of compensation-related challenges. In general, management was primarily focused on navigating the business through the challenges presented by these unprecedented times as well as the health and safety of the employees. By the time the COVID-19 pandemic was declared, the 2020 compensation plans had already been implemented and in-period modifications had primarily been focused on providing additional rewards for employees on the front lines. Management and the Board recognized the implications of the COIVD-19 pandemic on the design of the Company's incentive programs (both annual incentives and equity awards) and decided not to take any significant action at the time, instead opting to reconsider the incentive programs for employees and management at the end of the year. See "Elements of Compensation – Cash Incentive and Discretionary Awards."

Employees

The safety, health and wellness of Company employees is a top priority. The COVID-19 pandemic presented a unique challenge with regard to maintaining employee safety while continuing successful operations. Through teamwork and the adaptability of the Bank’s management and staff, over a short period of time beginning in March, a significant majority of employees were transitioned to effectively work from remote locations and the Company temporarily closed branch lobbies. The Company subsequently ensured a safely-distanced working environment, in accordance with CDC guidelines, for employees with customer facing responsibilities at branches and operations centers.

The Company recognized the extraordinary effort of its front-line and back-office non-officer staff during the year with respect to incentive programs and employee benefits. The Company prioritized the health and safety of these employees by providing the following benefits:

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Full health coverage for COVID-19 issues, including no-cost COVID testing

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Daily COVID support tools, including virtual assistance from Eden Health, a direct to employer concierge provider of medical services

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Escalated safety protocols, including cleaning, mask wearing and social distancing

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Support for a massive work-from-home effort, including workstations configured and deployed in hundreds of employee’s homes

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Additional pandemic PTO providing 40 hours of additional leave

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Special cash bonuses for customer-facing frontline employees

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No employees were involuntarily terminated as a result of the pandemic

Customers and Community

The Company began a forbearance loan program to affected borrowers on March 16, 2020, one of the first banks to do so. The Company offers its Borrower Relief Programs to address the needs of customers who were current on their loan payments as of either December 31, 2019 or the date of a subsequent modification. In addition, in keeping with regulatory guidance under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, these loans are not considered troubled debt restructured (“TDR”) loans at December 31, 2020 and will not be reported as past due during the deferral period.

On December 27, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 was signed into law, which contains provisions that could directly impact financial institutions. The act extends the PPP, which was originally established under the CARES Act, and provides the Company the ability to continue its Borrower Relief Program.

The Company also accepted and processed applications for loans under the PPP. The Company disbursed $504 million and recorded deferred processing fees of $17.7 million. The Company sold $298.1 million of these loans on October 29, 2020, recognizing a gain of $5.1 million. At December 31, 2020, $95.4 million in PPP loans and $2.0 million in deferred fees remained on the balance sheet. Due to the innovation and concerted efforts of the Company's employees, the Company was able to process PPP applications earlier than many other banks in the community, resulting in the retention of over 64,000 jobs during the relevant period.

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Financial Response

On February 28, 2020, the Company suspended its stock repurchase program to preserve capital and avoid profiting upon those shareholders being forced to sell due to the pandemic market conditions. To increase liquidity, the Company secured brokered deposits and tested all avenues of liquidity. The Company quickly raised capital in the form of subordinated debt and perpetual preferred stock, quickly taking advantage of a narrow window in markets, which at the time were not accepting of new issuances. The Company offered a voluntary retirement program to mitigate operating expenses. Later in the year, the Company sold high risk loans, opting to take the discount on the sale price. This action allowed the Company to move forward and focus on the future growth of the business. Further, the Company redeemed higher cost borrowings.

The full impact of COVID-19 is unknown and remains evolving. It is impacting the Company’s operations and financial results, as well as those of the Bank’s customers. For the year ended December 31, 2020, the Company recognized an elevated credit loss expense of $59.4 million (due to the pandemic and in large part to the loan sales mentioned above) and an increase in operating expense of $4.5 million, each related to COVID-19.

Transparency and Oversight

The Company believes that transparency and clear communication is critical in times of stress. The Company provided real-time investor presentations and a pandemic response call to inform shareholders of its progress through the pandemic. Further, it increased its frequency of investor meetings and television appearances on financial news networks, as well as internal communications to employees. Finally, it increased the level of communication with the Board of Directors and its Committees. For example, the Board of Directors was in direct and frequent contact with senior management, providing oversight and counsel and playing an active role in helping the Company navigate the pandemic. Additionally, management provided regular management Pandemic Oversight Committee updates to the Risk Committee, capital and liquidity updates to the Finance Committee, and asset quality and forbearance information to the Loan Committee.

Elements of Compensation

The following describes the elements of compensation and provides information on certain decisions regarding 2020 compensation.

Base Salary

The base salary levels for the NEOs are intended to be competitive with those of comparable positions at peer financial institutions at levels appropriate to attract, retain, motivate and reward individuals to discharge their responsibilities, while being mindful of managing costs, particularly “fixed” costs. After the Compensation Committee’s consideration of various factors, including the growth of the Company, the 2019 MA Report, prevailing market conditions, current and anticipated Company performance, the performance and responsibilities of individual executives, and current pay levels, as applicable, the Company determined that all NEO salaries would remain unchanged. The salaries for 2020 are as follows:

Name	2019 Salary	2020 Salary	Change
Christopher D. Maher	$950,000	$950,000	0%
Michael J. Fitzpatrick	$350,000	$350,000	0%
Joseph J. Lebel III(1)	$400,000	$400,000	0%
Steven J. Tsimbinos	$325,000	$325,000	0%
Grace Vallacchi	$325,000	$325,000	0%
(1) Mr. Lebel's 2021 salary was increased to $535,000 following his promotion to President effective January 1, 2021.

Cash Incentive and Discretionary Awards

Each NEO's annual cash incentive compensation is contingent on the performance of the Company, the Bank, and the individual under a cash incentive compensation plan ("CIP") by comparing actual Company performance against performance goals that are approved by the Compensation Committee at the beginning of the performance year. For 2020, Mr. Maher's incentive target was set based on his employment contract. Ordinarily, if cash incentive compensation is paid out under the plan, actual bonus payments may range from 50% of targeted bonus levels for Threshold performance to 150% for Superior performance. At is March 2020 meeting, the Compensation Committee determined cash incentive targets and goals for the year. For 2020, incentive payments were planned to be based on Core Earnings and Core Efficiency Ratio utilizing the following matrix:

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Category	Weight	Threshold 50%	Target 100%	Superior 150%
Core Earnings	60%	$98,850,000	$131,800,000	$164,750,000
Efficiency Ratio	40%	59.51%	54.10%	48.69%

For purposes of the matrix, the Core Earnings and Efficiency Ratio values were derived from the Company’s 2020 Strategic Plan as proposed by senior management and approved by the Board in December 2019. Core earnings (and core efficiency ratio and core return on average assets ("ROAA") which are derived from core earnings) are non-GAAP ("generally accepted accounting principles") measures that exclude certain non-recurring items of expense or income. Please refer to the "Explanation of Non-GAAP Financial Measures" and the "Non-GAAP Reconciliation" table contained in the Company's press releases announcing earnings for additional information regarding the Company's non-GAAP measures and impact per period. The following table provides a summary of the incentive payment targets for the Company’s NEOs for 2020.

Name	Target Bonus	Percent of Salary
Christopher D. Maher	$775,000	81.6%
Michael J. Fitzpatrick	$200,000	57.1%
Joseph J. Lebel III	$350,000	87.5%
Steven J. Tsimbinos	$200,000	61.5%
Grace M. Vallacchi	$200,000	61.5%

When the pandemic began to impact the United States and the Bank's geographic region, the Company carefully monitored the situation. As the year progressed and the impact of COVID-19 on Company performance became more evident, it became apparent that the original incentive goals would no longer serve their intended purpose and were essentially irrelevant. While the Company normally limits the use of discretionary bonus payments to extraordinary circumstances, the Compensation Committee determined that the pandemic was highly extraordinary and a less formulaic approach towards 2020 incentive awards would be appropriate. Accordingly, the Committee decided to use an informed discretionary assessment to determine cash incentive funding levels. This action allowed for an end-of-performance period discretionary assessment to determine bonus payouts, taking into account the impact of the COVID-19 pandemic on financial performance and management’s ability to navigate through the pandemic.

In making an informed discretionary assessment, the Compensation Committee monitored Company performance over the course of the year. The Committee reviewed the year-to-date performance at its June, August, and November 2020 Committee meetings and agreed to continue with a monitoring of performance, as the uncertainly of the pandemic’s length and impact on Bank operations continued. In November 2020, a general assessment framework was developed to be used in considering the possibility of any discretionary payments. The framework included three areas: (1) Bank Performance; (2) Relative Bank Performance Against Peers; and (3) Strategic Management. At its January 2021 meeting, the Compensation Committee reviewed year-end performance results and assessed individual performance during 2020 based on the framework. The following chart exhibits the framework including a variety of different evaluation categories for each of the performance areas. It is not a mathematically calculated result but rather an evaluation based upon a series of performance areas to provide a framework under which the discretionary bonus payouts could be considered.

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Performance Metric	Performance Weighting	Potential Evaluation Categories
Bank Performance		• Net Interest Margin • Efficiency Ratio • Core Net Income • ROA
Relative Bank Performance Against Peers		• ROA Against Peers • Shareholder Return Against Peers • Asset Quality
Organizational Effectiveness

• Customer Satisfaction

• Strategic Acquisition Integration

• Pandemic Planning

• Employment Engagement

• Risk Management Issue Resolution

• Strategic Planning to Preserve Asset Quality

• Regulatory Assessments

Leadership is invaluable during periods of crisis, and the COVID-19 pandemic created an extraordinarily difficult and somewhat unpredictable operating environment. In evaluating performance against the above framework, the Committee determined that the NEOs demonstrated solid leadership, navigating the Company through a series of events unparalleled in the Bank’s history. The Bank’s operating performance was positively recognized by customers and employees as evidenced by superior net promoter scores and strong employee engagement scores. Investors were rewarded with an uninterrupted dividend of $0.68 per share for the year, tangible book value per share growth (post acquisitions), and a recovering share value of $18.63 as of December 31, 2020, an increase of 61% since the low point of $11.60 at the depths of the pandemic. The Bank’s communities were also well served with all-time record loan origination, record deposit growth, and our strong leadership in managing the PPP loan program, as well as compassionate use of forbearance relief for troubled borrowers. At the peak, the Bank provided forbearance to approximately 2,500 borrowers, representing $1.4 billion in loans. Risk management was well evidenced as regulatory assessments were favorable, including assessments that reviewed the Bank for the first time as an institution with greater than $10 billion of assets, an important regulatory milestone. Finally, overall financial performance and outlook had improved in the fourth quarter, providing the Committee with comfort that the steps taken by management had been instrumental in navigating the worst of the pandemic crisis. Considering management's actions in preparing for and responding to the pandemic (see "How Compensation is Determined – Pandemic Response") and overall corporate and individual performance, the Committee approved the following discretionary cash bonuses for the NEOs for 2020 performance.

Name	2020 Target Bonus	2020 Discretionary Bonus	Percentage of 2020 Target Bonus	2019 Total Bonus
Christopher D. Maher	$775,000	$658,750	85%	$ 695,000
Michael J. Fitzpatrick	$200,000	$170,000	85%	$ 127,190
Joseph J. Lebel III	$297,500	$297,500	85%	$ 158,000
Steven J. Tsimbinos	$200,000	$170,000	85%	$ 138,250
Grace Vallacchi	$200,000	$170,000	85%	$ 138,250

As shown above, all NEO 2020 bonuses were below their original respective 2020 CIP Target levels. The Compensation Committee believes the discretionary bonuses appropriately reward the NEOs’ successful efforts to navigate the COVID-19 pandemic and keep the Company on a growth path. The Committee believes that the above payouts are appropriate and reflective of the management team’s extraordinary navigation through the pandemic, including maintaining business operations with adequate liquidity, while also acknowledging the Company’s challenging year-end financial results The Committee took a similar approach with frontline staff and non-executive officers and funded those incentives at higher levels than the NEOs.

Given the current outlook for 2021, management expects that cash incentive compensation for 2021 will be based on the 2021 CIP using a scorecard approach. The performance metrics for 2021 include Net Income, Efficiency Ratio, Internal Controls, and Environmental, Social, and Corporate Governance.

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Executive Long-term Incentive Awards

During 2020, the Compensation Committee approved the grants of performance-based restricted stock, stock options and time-based restricted stock awards under the Company’s stock incentive plans. The grants vest over five years, with the exception of the time-based restricted stock and stock option grants to Mr. Fitzpatrick, which vest over three years. The award levels and vesting schedules were determined based on various factors, including prevailing market conditions, performance and responsibilities of individual executives, current pay levels, the value of awards previously granted and the 2019 MA Report. Awards in 2020 to the NEOs are presented in “Executive Compensation” under the “Stock Options” and “Stock Awards” columns of the Summary Compensation Table and the Grants of Plan-Based Awards Table, and can be illustrated as follows:

Equity Incentive Awards

211,025
166,380
7,950
36,695
80,460
76,791
3,669
185,385
153,585
7,340
24,460
92,690
76,790
3,670
12,230
92,690
76,790
3,670
12,230
Christopher D. Maher
Michael J. Fitzpatrick
Joseph J. Lebel III
Steven J. Tsimbinos
Grace M. Vallacchi
Options
Time Based
Performance Based

To align NEOs’ interests with stockholders, focus on key financial performance goals, and encourage retention, executive long-term incentive awards consist of performance-based restricted stock, stock options, and time-vested restricted stock. For Mr. Maher, approximately 48% (determined by dollar value) of his 2020 award was granted in performance-based restricted stock (assuming vesting at the Target level), 13% was granted in time-bested restricted stock and 39% in options. For all other executives, with the exception for Mr. Fitzpatrick, approximately 40% of their 2020 award was granted in performance-based restricted stock (assuming vesting at the Target level), 15% in time-vested restricted stock, and 40% in stock options. Mr. Fitzpatrick did not receive any performance-based shares as part of his 2020 equity award. Performance-based shares awarded vest equally over five years but only when specific performance metrics for core ROAA have been met or exceeded. The Compensation Committee selected core ROAA as the performance metric because it is one of the primary performance measures tracked by the Company and its stockholders. The core ROAA metric for each performance-based restricted stock award is measured over a five-year period in annual installments. The Compensation Committee believes that the grants made in 2020 appropriately balance creating an incentive to increase stockholder value and risk mitigation, while promoting sound banking practices. Vesting of performance-based restricted for each of 2020, 2021, 2022, 2023, and 2024 will vary based on performance relative to established ROA goals at Threshold, Target, and Superior performance levels. For 2020, ROA performance goals were 1.15% at Threshold, 1.25% at Target, and 1.35% at Superior performance. Based on 2020 results, the executives failed to earn at the Threshold level for the 2018, 2019, or 2020 grants and the 2020 tranches of performance shares were not earned. See “Compensation Program Design and Rationale – Mix of Compensation Elements; Risk Mitigation.”

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Realizable Pay Analysis

The Compensation Committee reviewed actual pay outcomes of past compensation decisions, or a "realizable pay analysis" to understand pay and performance alignment, which the Committee believes is an important consideration in comprehensively assessing pay program effectiveness. This analysis helps to understand if the program is working as intended and if adjustments may be needed to drive the Company's pay for performance philosophy.

This section provides an analysis of how the CEO's realizable pay compares to target pay over the three-year period ending December 31, 2020. For purposes of this section, target pay is the aggregation of base salary, target annual cash incentive, and the dollar value of long-term incentives ("LTIs") at the time of grant, which assumes performance objectives are achieved at target. Realized pay is the aggregation of base salary, actual bonus payouts, and the realizable value of LTI awards during the three-year period as of December 31, 2020.

During the three-period, CEO compensation included stock options, which provide value to the executive only if the stock price increases, and performance-based restricted stock, which would vest at the Threshold, Target, and Superior levels only if predefined performance criteria were met. In making those grants, the Committee believed the achievement of performance goals should reflect performance of the Company that was worthy of additional compensation. Accordingly, the Committee set those performance goals (even Threshold) expecting that attainment would be uncertain.

In performing this analysis, stock options granted in 2018, 2019, and 2020 were ascribed a value of zero, as they were underwater as of December 31, 2020. Time-vested restricted stock granted during the period was included in realizable pay using a December 31, 2020 share price. Performance-based restricted stock was valued using a December 31, 2020 share price. For cycles completed, actual vesting amounts (which have been at Threshold levels or forfeiture) are included, while for incomplete cycles, payouts at Target levels are assumed, although the actual payout levels are uncertain.

Based on the foregoing, realizable pay is 25% below target for the three-year period, reflecting the Company's performance during that period.

CEO Pay (2018-2020)
$8,463,380
Realizable pay is 25% below target pay over the 3-year period
$1,600,006
$737,425
$1,112,487
$2,275,000
$2,738,462
$6,374,675
$799,716
$548,747
$2,287,750
$2,738,462
Target Pay
Realizable Pay
Salary
Target Bonus
Options
Restricted Stock
Performance Shares

The Committee believes this analysis confirms the Company's strong pay and performance orientation and illustrates how the Company's pay program varies actual compensation outcomes with Company performance.

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Benefits

All NEOs participate in the benefit plans generally available to the employees, including welfare plans that provide medical, dental, vision, life, accidental death and disability, short-and long-term disability benefits, health care and dependent care flexible spending accounts, the 401(k) Plan and the Company’s Employee Stock Ownership Plan (“ESOP”). The Company also maintains SERPs covering Messrs. Maher and Fitzpatrick. These SERPs are intended to promote continued service of covered executives by providing a supplement to the executive’s other qualified retirement plan benefits, which are limited by law. In the case of Mr. Fitzpatrick, the benefit is based on the average of the highest compensation during any four consecutive calendar years and length of service with the Company, and in the case of Mr. Maher, an agreed upon schedule of annual contributions. The Company did not make any significant changes to the benefits offered to its NEOs in 2020. See “Executive Compensation – Nonqualified Deferred Compensation – Supplemental Executive Retirement Plan.”

Perquisites

The Company provided perquisites to certain NEOs in the form of Company-paid automobile benefits, country club dues, provision of a comprehensive executive physical, and non-cash fringe benefits. These perquisites are included in the footnotes and narratives to the Summary Compensation Table within Executive Compensation. The NEOs are subject to the Company’s Travel and Entertainment Policy, which governs the reimbursement of business-related travel, dining, and entertainment expenses for all employees.

Deferred Compensation

The Bank provides certain NEOs with an opportunity to elect to defer current compensation under the Deferred Compensation Plan for Executives (the “Deferral Plan”). The Deferral Plan permits eligible executives selected by the Bank’s Board to elect to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan. The Company did not make any changes to the deferral program for its NEOs.

Employment Agreements

The continued success of the Company depends to a significant degree on the skills and competence of its NEOs. As part of its compensation program, the Company affords its NEOs eligibility for payments and benefits in the event of certain employment terminations and/or in the event of a change in control of the Company. The employment agreements are intended to ensure that the Company will be able to maintain a stable and competent management base. The employment agreements also include restrictive covenants (non-competition, non-solicitation, and confidentiality) to protect the Company’s business interest in the event that an executive leaves employment with the Company. The employment agreements are described later in the proxy under “Executive Compensation – Employment Agreements.”

Stock Ownership Guidelines

The Board, upon the recommendation of the Leadership Committee, has adopted stock ownership guidelines (the “Guidelines”) for non-employee directors and the NEOs. The Guidelines were adopted to better align the interests of the non-employee directors and the NEOs with those of the Company’s stockholders. The Guidelines provide that the CEO shall own Company stock with a market value of at least five times his annual base salary. To comply with the Guidelines, each other NEO shall own Company stock with a market value of at least three times his annual base salary. Each NEO shall meet the share ownership requirements within five years of the officer having become an NEO. Shares that count towards the Guidelines’ requirement include those shares listed under the officer’s share ownership, including shares held in the officer’s ESOP and 401(k) accounts, unvested time-based and performance-based restricted stock, and the value of vested and unvested stock options, where such value is calculated as the cumulative expense recognized by the Company on its financial statements. Until the Guidelines are met, a NEO shall retain all of the net vested restricted stock and net shares delivered after exercising stock options. Net shares refers to the shares that remain after shares are sold or netted to pay the exercise price of options and any withholding taxes.

All of the Company’s NEOs were in compliance with the Stock Ownership Guidelines for 2020.

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Hedging/Pledging Policy

The Company believes that the interests of its directors and senior executive officers should be aligned with stockholders. To assure this alignment, the Company has adopted an anti-hedging/pledging policy which states that its directors and senior executive officers, defined as any officer that is required to file reports under Section 16 of the Exchange Act, may not, without the approval of the Board: (1) directly or indirectly engage in hedging or monetization transactions, through transactions in the Company’s securities or through financial instruments designed for that purpose or achieving that effect, including equity swaps, puts, calls, collars, forwards, exchange funds and prepaid variable forwards, or (2) pledging or hypothecating the Company’s securities as collateral for a loan, including through the use of a traditional margin account with a securities broker. Any request to engage in a hedging or pledging transaction must be submitted to the General Counsel, with a description of the transaction(s) and the reasons for the transaction(s), at least two weeks prior to the anticipated transaction.

The General Counsel will review the circumstances and reasons for this request and determine whether there is a valid reason to approve the transaction. In late 2019, Mr. Maher requested the short-term pledging of stock in connection with a real estate transaction with Mr. Maher’s principal residence. The credit was well-collateralized by the pledge, with little risk of a sale. Accordingly, after consultation with the Company’s General Counsel, this request was approved by the Board. As of March 1, 2020, the loan was repaid, and the pledge was eliminated.

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Executive Compensation

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company during the fiscal years ended December 31, 2020, 2019, and 2018 to or for the CEO, CFO, and the other three most highly compensated executive officers (the “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
				Time-based Stock Awards ($)(2)	Performance- based Stock Awards ($)(3)
Christopher D. Maher, Chairman and CEO of the Company and the Bank	2020	946,154	658,750	162,468	600,016	487,493	—	108,104	2,962,985
	2019	946,154	446,000	162,450	499,968	487,498	249,000	112,624	2,903,694
	2018	846,154	—	412,507	500,022	137,496	934,000	93,194	2,923,373
Michael J. Fitzpatrick, Executive Vice President and CFO of the Company and the Bank	2020	349,423	170,000	74,995	—	224,998	—	205,112	1,024,528
	2019	349,423	60,375	74,995	—	225,006	66,815	199,781	976,395
	2018	324,519	—	126,752	189,964	42,252	181,781	188,347	1,053,615
Joseph J. Lebebl lll, President and Chief Operating Officer of the Bank	2020	398,846	297,500	150,030	400,011	450,004	—	46,260	1,742,651
	2019	398,846	75,000	149,940	249,984	449,995	83,000	46,299	1,453,064
	2018	349,039	—	252,765	374,997	84,238	249,300	38,992	1,349,331
Steven J. Tsimbinos, Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank	2020	324,423	170,000	75,015	200,005	224,995	—	40,289	1,034,727
	2019	324,423	65,625	74,970	149,940	224,997	72,625	43,658	956,238
	2018	299,039	—	210,706	309,976	70,258	196,234	34,323	1,120,536
Grace M. Vallacchi, Executive Vice President and Chief Risk Officer of the Company and the Bank	2020	324,423	170,000	75,015	200,005	224,995	—	34,583	1,029,021
	2019	324,423	65,625	74,970	149,940	224,997	72,625	35,003	947,583
	2018	300,000	—	150,015	224,981	49,994	112,185	16,333	853,508
(1)

Reflects payments made as discretionary bonuses for each respective year. Discretionary bonuses made for 2020 are described in “Compensation Discussion and Analysis – Elements of Compensation – Cash Incentive and Discretionary Awards.”

(2)

Reflects the value of time-based restricted stock and stock option awards granted to the executive officers based on the grant date fair value of the awards. See note 12 to Company’s audited consolidated financial statements for the year ended December 31, 2020, filed with the Company’s Form 10-K for assumptions made in the valuation. See "Grants of Plan-Based Awards" for amount of time-based and performance-based restricted stock granted and share price on date of grant.

(3)

Reflects the value of the Target tier of performance-based restricted stock awards granted to the executive officers based on the grant date fair value of the awards. See note 12 to Company’s audited consolidated financial statements for the year ended December 31, 2020, filed with the Company’s Form 10-K for assumptions made in this valuation. The value of the performance-based restricted stock awards at the Superior tier are as follows: Mr. Maher, $750,046; Mr. Lebel, $449,962; Mr. Tsimbinos, $249,981, and Ms. Vallacchi, $249,981.

(4)

Reflects payments made for each respective year under the annual incentive compensation plan.

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(5)

All other compensation was comprised of the following elements for 2020:

	Christopher D. Maher	Michael J. Fitzpatrick	Joseph J. Lebel III	Steven J. Tsimbinos	Grace M. Vallacchi
Employee Stock Ownership Plan Allocation	$5,685	$5,685	$5,685	$5,685	$5,685
401(k) Plan Contribution (Company match)	9,975	9,975	9,975	9,975	9,975
SERP Allocation	39,695	164,834	—	—	—
Life Insurance Premiums	1,932	9,907	3,612	1,656	3,096
Company-provided Automobile Benefit	7,292	4,847	6,608	5,684	12,000
Company-paid Club Dues	8,343	—	8,065	5,877	—
Company-Paid Executive Physical	4,500	4,500	4,500	—	—
Change in Nonqualified Deferred Compensation Earnings	2,450	—	—	—	—
Cash Dividend Payments on Vested Restricted Stock	14,756	5,364	7,815	11,412	3,827
Non-Cash Fringe Benefit	13,476	—	—	—	—
TOTAL	$108,104	$205,112	$46,260	$40,289	$34,583

CEO Pay Ratio

Christopher D. Maher, Chairman, President and CEO, had fiscal 2020 total compensation of $2,962,985 as reflected in the 2020 Summary Compensation Table included in this proxy statement. We calculated that the median annual compensation for all OceanFirst Bank employees, excluding our CEO, was $64,125 for 2020. As a result, Mr. Maher’s 2020 annual compensation was approximately 46 times that of the median annual compensation for all employees.

In order to estimate our CEO pay ratio, we used our employee population as of December 31, 2020. We calculated median employee compensation aggregating the total of base salary, overtime, annual bonus and annualized benefit costs for all employees. For employees hired during the year, their compensation was annualized to reflect a full year of wages. Employees benefit costs were annualized based upon their enrollment status as of December 31, 2020. We did not include independent contractors in our determination. Once the median employee compensation value was identified, the total annual compensation for the CEO was calculated using the same methodology we use to calculate Total Annual Compensation for our named executive officers as set forth in the 2020 Summary Compensation Table contained in this proxy statement. The CEO pay ratio was then calculated by dividing the CEO total annual compensation by the median employee compensation.

The Commission's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy supports fair pay based on a person’s role in the Company, a subjective determination of the market value of that person’s job and that person’s performance in that position. As a result, the annual total compensation of our median employee is unique to the CEO pay ratio calculation and is not an indicator of the annual total compensation of each of our employees nor is comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful way.

Employment Agreements

The Company has entered into separate employment agreements with Messrs. Maher, Fitzpatrick, Lebel, and Tsimbinos and Ms. Vallacchi (each such person, the “Executive”).

The employment agreements have terms expiring on July 31, 2024, except for Ms. Vallacchi, which has a term expiring on July 31, 2023. Each employment agreement provides that the agreement shall be extended each August 1 for an additional year, unless prior written notice of non-renewal is given to the Executive after conducting the Executive’s performance evaluation. In addition to base salary, the agreements provide for, among other things, participation in cash incentive and stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements also provide that the compensation awarded under the agreements is subject to reduction or “clawback” under certain circumstances.

The agreements provide for termination, at any time by the Bank or the Company, for cause as defined in the agreements or without cause. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s qualifying resignation from the Bank and if applicable the Company, the Executive would be entitled to receive an amount equal to the greater of (x) the remaining base salary payments the Executive would have earned until the expiration of the term of the employment agreement or (y) the Executive’s base salary for one year plus the greater of (i) the cash incentive

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payment paid to the Executive for the prior fiscal year or (ii) the target cash incentive compensation for the current fiscal year. In the event of such a qualifying termination, the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement or 18 months, whichever is less. Resignation would qualify for the above severance benefits upon: (1) a change in the Executive’s authority, duties or responsibilities which represents a material adverse change from those in effect immediately prior to such change; (2) a material decrease in the Executive’s annual salary, target cash compensation (unless target cash compensation was materially decreased for all NEOs as listed in the Company’s most recent proxy statement), or elimination or reduction of any material benefit that the Company otherwise provides to its executives of similar rank (except those changes to any benefit or benefit program implemented for all Company employees who participate in such benefits or programs or that may be required by law) without his prior written agreement, (3) relocation of Executive’s principal place of employment to a location that increases the Executive’s commute from his primary residence by more than 30 miles one way; or (4) a material breach of the agreement by the Company.

Under the agreements, if a qualifying resignation or involuntary termination (other than for cause) follows a change in control (as defined in the employment agreements) of the Company, the Executive would be entitled to a severance payment (the “Change in Control Payment”) equal to the sum of (x) Executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the Executive for the prior fiscal year or (ii) the target cash incentive compensation for the current fiscal year. The Executive would also be entitled to continued health and welfare benefits as described above. If the Bank is adequately capitalized at the time of the change in control, each executive’s Change in Control Payment will be multiplied by a factor of three (two in the case of Ms. Vallacchi), provided, however, that the total value of the Change in Control Payment (including any insurance benefits provided) shall not exceed three times the sum of (x) the Executive’s salary and (y) the greater of (i) the cash incentive payment paid to the Executive for the prior fiscal year or the (ii) target cash compensation for the current fiscal year. If the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

In event of the Executive’s subsequent death while he or she is receiving the above severance payments (whether or not it the event of a change in control), such payments will be made to his or her beneficiaries or estate. Each Executive is subject to certain confidentiality provisions, as well as certain non-competition and non-solicitation provisions during the term of the agreement and for one year post termination. The employment agreements provide for the arbitration of disputes between the parties and that the prevailing party shall be awarded attorneys’ fees. The employment agreements also provide that the Company will indemnify the Executive to the fullest extent allowable under Delaware law and if applicable federal law.

Grants of Plan-Based Awards

The following tables set forth certain information regarding stock options, restricted stock awards and non-equity incentive plan awards to the NEOs during the Company’s fiscal year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Christopher D. Maher	1/01/20	387,500	775,000	1,162,500
Michael J. Fitzpatrick	1/01/20	100,000	200,000	300,000
Joseph J. Lebel III	1/01/20	175,000	350,000	525,000
Steven J. Tsimbinos	1/01/20	100,000	200,000	300,000
Grace M. Vallacchi	1/01/20	100,000	200,000	300,000
(1)

Amounts shown represent the range of potential payouts for fiscal 2020 performance under the 2011 Cash Incentive Compensation Plan. The performance period for the non-equity awards was January 1, 2020 through December 31, 2020. See "Compensation Discussion and Analysis -- Elements of Compensation -- Cash and Discretionary Awards" and "Summary Compensation Table" for the actual payouts made in 2020.

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Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock & Option Awards ($)(5)
		Threshold (#)	Target (#)	Maximum (#)
Christopher D. Maher	2/28/20	22,015	29,355	36,695	7,950	166,380	20.44	1,250,008
Michael J. Fitzpatrick	2/28/20	—	—	—	3,669	76,791	20.44	299,992
Joseph J. Lebel III	2/28/20	14,675	19,570	24,460	7,340	153,585	20.44	1,000,044
Steven J. Tsimbinos	2/28/20	7,340	9,785	12,230	3,670	76,790	20.44	500,015
Grace Vallacchi	2/28/20	7,340	9,785	12,230	3,670	76,790	20.44	500,015
(1)

Refers to awards of performance-based restricted shares of Company stock under the 2020 Stock Incentive Plan. Awards vest over five years in equal annual installments from the date of grant, upon attainment of defined performance criteria. These criteria are measured over a five-year period in annual installments.

(2)

Refers to awards of time-based restricted shares of Company common stock under the 2020 Stock Incentive Plan. Awards vest over five years in equal annual installments from date of grant, with the exception of Mr. Fitzpatrick, whose award vests over three years.

(3)

Refers to awards of time-based stock options under the 20120 Stock Incentive Plan. Options vest over five years in equal annual installments from date of grant, with the exception of Mr. Fitzpatrick, whose award vests over three years.

(4)

Closing price of the underlying shares of Company common stock on the date of grant.

(5)

Reflects the value of the time-based restricted stock awards, the value of the performance-based restricted stock vesting at the Target level, and stock options granted to the executive officers based on the grant date fair value of the awards. See note 12 to Company’s audited consolidated financial statements for the year ended December 31, 2020, filed with the Company’s Form 10-K for assumptions made in the valuation.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock options and stock awards held by the NEOs of the Company at December 31, 2020:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Christopher D. Maher	4,500	—	14.55	6/17/23	—	—	—	—
	12,000	—	17.75	3/19/24	—	—	—	—
	29,722	—	17.37	3/18/25	—	—	—	—
	39,785	19,892	17.28	3/16/26	—	—	—	—
	44,040	29,360	29.01	3/15/27	—	—	—	—
	10,110	15,165	27.40	1/24/28	—	—	—	—
	21,812	87,248	25.20	2/28/29	—	—	—	—
	—	166,380	20.44	2/28/30	—	—	—	—
	—	—	—	—	1,012	18,854	—	—
	—	—	—	—	1,896	35,322	—	—
	—	—	—	—	9,033	168,285	—	—
	—	—	—	—	5,168	96,280	—	—
	—	—	—	—	7,950	148,109	—	—
	—	—	—	—	—	—	6,083	113,326
	—	—	—	—	—	—	15,872	295,695
	—	—	—	—	—	—	29,355	546,884
Michael J. Fitzpatrick	30,000	—	13.87	2/18/21	—	—	—	—
	30,000	—	13.83	2/15/22	—	—	—	—
	22,500	—	14.62	2/15/23	—	—	—	—
	22,500	—	17.75	3/19/24	—	—	—	—
	22,500	—	17.37	3/18/25	—	—	—	—
	18,000	4,500	17.28	3/16/26	—	—	—	—
	22,500	—	29.01	3/15/27	—	—	—	—
	5,178	2,589	27.40	1/24/28	—	—	—	—
	16,779	33,558	25.20	2/28/29	—	—	—	—
	—	76,791	20.44	2/28/30	—	—	—	—
	—	—	—	—	229	4,266	—	—
	—	—	—	—	1,542	28,727	—	—
	—	—	—	—	1,984	36,962	—	—
	—	—	—	—	3,669	68,353	—	—
	—	—	—	—	—	—	2,311	43,054

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Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joseph J. Lebel III	11,250	—	14.55	6/17/23	—	—	—	—
	4,875	—	17.75	3/19/24	—	—	—	—
	30,000	—	17.37	3/18/25	—	—	—	—
	30,000	7,500	17.28	3/16/26	—	—	—	—
	27,000	18,000	29.01	3/15/27	—	—	—	—
	6,194	9,291	27.40	1/24/28	—	—	—	—
	20,134	80,536	25.20	2/28/29	—	—	—	—
	—	153,585	20.44	2/28/30	—	—	—	—
	—	—	—	—	382	7,117	—	—
	—	—	—	—	1,162	21,648	—	—
	—	—	—	—	5,535	103,117	—	—
	—	—	—	—	4,760	88,678	—	—
	—	—	—	—	7,340	136,744	—	—
	—	—	—	—	—	—	4,562	84,990
	—	—	—	—	—	—	7,936	147,848
	—	—	—	—	—	—	19,570	364,589
Steven J. Tsimbinos	4,125	—	13.87	2/18/21	—	—	—	—
	10,125	—	13.83	2/15/22	—	—	—	—
	11,250	—	14.62	2/15/23	—	—	—	—
	13,125	—	17.75	3/19/24	—	—	—	—
	13,125	—	17.37	3/18/25	—	—	—	—
	12,000	3,000	17.28	3/26/26	—	—	—	—
	22,500	15,000	29.01	3/15/27	—	—	—	—
	5,166	7,749	27.40	1/24/28	—	—	—	—
	10,067	40,268	25.20	2/28/29	—	—	—	—
	—	76,790	20.44	2/28/30	—	—	—	—
	—	—	—	—	1,069	19,915	—	—
	—	—	—	—	968	18,034	—	—
	—	—	—	—	4,614	85,959	—	—
	—	—	—	—	2,380	44,339	—	—
	—	—	—	—	3,670	68,372	—	—
	—	—	—	—	—	—	3,771	70,254
	—	—	—	—	—	—	4,760	88,679
	—	—	—	—	—	—	9,785	182,295

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Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Grace M. Vallacchi	3,676	5,514	27.40	1/24/28	—	—	—	—
	10,067	40,268	25.20	2/28/29	—	—	—	—
	—	76,790	20.44	2/28/30	—	—	—	—
	—	—	—	—	1,472	27,423	—	—
	—	—	—	—	3,285	61,200	—	—
	—	—	—	—	2,380	44,339	—	—
	—	—	—	—	3,670	68,372	—	—
	—	—	—	—	—	—	3,771	70,254
	—	—	—	—	—	—	4,760	88,679
	—	—	—	—	—	—	9,785	182,295
(1)

Options vest as to 20% of the shares subject to the grant on or about each anniversary of the grant date, subject to the executive’s continued service on the relevant vesting dates, with the exception of Mr. Fitzpatrick’s last three option awards, which vest at a rate of 33.3% on or about each anniversary of the grant date.

With respect to Mr. Maher’s stock options that have not vested, the options for 19,892 shares vest on March 1, 2021; the options for 29,360 shares vest in equal installments on March 1 of 2021 and 2022; the options for 15,165 shares vest in equal installments on March 1 of 2021, 2022 and 2023; the options for 87,248 shares vest in equal installments on March 1 of 2021, 2022, 2023 and 2024, and the options for 166.380 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

With respect to Mr. Fitzpatrick’s stock options that have not vested, the options for 4,500 shares and 2,589 shares vest on March 1, 2021; the options for 33,558 shares vest in equal installments on March 1 of 2021 and 2022; the options of 76,791 shares vest in equal installments on March 1 of 2021, 2022, and 2023.

With respect to Mr. Lebel’s stock options that have not vested, the options for 7,500 shares vest on March 1, 2021; the options for 18,000 shares vest in equal installments on March 1 of 2021 and 2022; the options for 9,291 shares vest in equal installments on March 1 of 2021, 2022 and 2023; the options for 80,536 shares vest in equal installments on March 1 of 2021, 2022, 2023 and 2024, and the options for 153,585 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

With respect to Mr. Tsimbinos’s stock options that have not vested, the options for 3,000 shares vest on March 1, 2021; the options for 15,000 shares vest in equal installments on March 1 of 2021 and 2022; the options for 7,749 shares vest in equal installments on March 1 of 2021, 2022, and 2023, the options for 40,268 shares vest in equal installments on March 1 of 2021, 2022, 2023 and 2024, and the options for 76,790 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

With respect to Ms. Vallacchi’s stock options that have not vested, the options for 5,514 shares vest in equal installments on March 1 of 2021, 2022 and 2023, the options for 40,268 shares vest in equal installments on March 1 of 2021, 2022, 2023, and 2024, and the options for 76,790 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

(2)

The restricted stock vests as to 20% of the shares subject to the award on March 1 of each year following the grant date, subject to the executive’s continued service on the relevant vesting dates, with the exception of Mr. Fitzpatrick’s last three restricted stock awards, which vest at a rate of 33.3% on March 1 of each year following the grant date.

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With respect to Mr. Maher’s shares that have not vested, the 1,012 shares vest on March 1, 2021; the 1,896 shares vest in equal installments on March 1 of 2021 and 2022; the 9,033 shares vest in equal installments on March 1 of 2021, 2022 and 2023; the 5,168 shares vest in equal installments on March 1 of 2021, 2022, 2023 and 2024, and the 7,950 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

With respect to Mr. Fitzpatrick’s shares that have not vested, the 229 shares and the 1,542 shares vest on March 1, 2021; the 1,984 shares vest in equal installments on March 1 of 2021 and 2022, and the 3,669 shares vest in equal installments of March 1 of 2010, 2022, and 2023.

With respect to Mr. Lebel’s shares that have not vested, the 382 shares vest on March 1, 2021; the 1,164 shares vest in equal installments on March 1 of 2021 and 2022; the 5,535 shares vest in equal installments on March 1 of 2021, 2022 and 2023; the 4,760 shares vest in equal installments on March 1 of 2021, 2022, 2023 and 2024, and the 7,340 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

With respect to Mr. Tsimbinos’s shares that have not vested, the 1,069 shares vest on March 1, 2021; the 968 shares vest in equal installments on March 1 of 2021 and 2022; the 4,614 shares vest in equal installments on March 1 of 2021, 2022 and 2023; the 2,380 shares vest in equal installments on March 1 of 2021, 2022, 2023 and 2024, and the 3,670 shares vest in equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025.

With respect to Ms. Vallacchi’s shares that have not vested, the 1,472 shares vest in equal installments on March 1 of 2021 and 2022; the 3,285 shares vest in equal installments on March 1 of 2021, 2022 and 2023, the 2,380 shares vest in equal installments on March 1 of 2021, 2022, 2023, and 2024; and the 3,670 shares vest in equal installments of March 1 of 2021, 2022, 2023, 2024, and 2025.

(3)

Market value computed using the closing price of the Company’s common stock on December 31, 2020 ($18.63).

(4)

Represents the Target tier for performance-based restricted stock awards granted in 2018, 2019, and 2020. For the 2018 awards, each performance-based award vests on March 1, 2021, at 75% of Target level for Threshold performance or up to 125% for Superior performance, depending on the attainment of performance criteria for the calendar years ending 2020, or forfeited if the Threshold performance is not met.

For the 2019 award, each performance-based award vests in four equal installments on March 1 of 2021, 2022, 2023, and 2024, at 75% of Target level for Threshold performance or up to 125% of Target level for Superior performance, depending on the attainment of performance criteria for the calendar years ending 2020, 2021, 2022, and 2023, or forfeited if the Threshold performance is not met.

For the 2020 award, each performance-based award vests in five equal installments on March 1 of 2021, 2022, 2023, 2024, and 2025, at 75% of Target level for Threshold performance or up to 125% of Target level for Superior performance, depending on the attainment of performance criteria for the calendar years ending 2020, 2021, 2022, 2023, and 2024, or forfeited if the Threshold performance is not met.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2020:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher D. Maher	—	—	9,241	197,388
Michael J. Fitzpatrick	29,770	398,323	3,556	75,956
Joseph J. Lebel III	—	—	5,877	125,533
Steven J. Tsimbinos	6,000	8,580	6,114	130,595
Grace M. Vallacchi	—	—	3,339	71,324
(1) Computed using the closing price of the Company’s common stock on the applicable exercise/vesting date.

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Nonqualified Deferred Compensation

Supplemental Executive Retirement Plans

The Bank maintains non-qualified SERPs to provide Messrs. Maher and Fitzpatrick with additional retirement benefits. As part of Mr. Maher’s SERP arrangement, the Bank established in 2014 an account for the benefit of his retirement and commenced the funding of that SERP by an annual Company contribution. Such account will be paid in full upon the termination of his employment due to his retirement after age 65, resignation for Good Reason (as defined), termination without Cause (as defined) or his death. If Mr. Maher’s employment terminates for a reason other than those detailed in the preceding sentence, Mr. Maher will be paid the balance of the account, less contributions for the preceding five years and less any earnings on those forfeited contributions. For Mr. Fitzpatrick, the benefits provided under his SERP make up the difference between an amount up to 70% of the average of the highest compensation during any four consecutive calendar years and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits that would have been provided from the Bank’s Retirement Plan (Pension Plan), which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP. The Bank established an irrevocable trust in connection with the SERP for Mr. Fitzpatrick. The trust is funded with contributions from the Bank to provide the benefits promised under the terms of the SERP. The assets of the trust are beneficially owned by the SERP participant, who recognizes as income contributions that are made to the trust. Earnings on the trust’s assets are taxable to the participant.

Nonqualified Deferred Compensation Plan for Executives

This Deferral Plan previously allowed eligible officers selected by the Bank’s Board to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Plan. The Plan currently maintains balances from prior deferrals but is currently not accepting new contributions. Participating executives' prior deferrals were credited to a bookkeeping account and are increased on the last day of each month by interest earned at the rate equal to the Stable Fund Rate for the 401(k) Plan plus 250 basis points. The following table sets forth certain information regarding nonqualified deferred compensation benefits to NEOs of the Company during the Company’s fiscal year ended December 31, 2020:

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)		Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)
Christopher D. Maher	SERP	—	39,695	(2)	8,854	—	269,270
	Deferral Plan	—	—		—	—	—
Michael J. Fitzpatrick	SERP	—	164,834	(3)	—	—	—
	Deferral Plan	—	—		16,032	528,618	—
Joseph J. Lebel III	SERP	—	—		—	—	—
	Deferral Plan	—	—		—	—	—
Steven J. Tsimbinos	SERP	—	—		—	—	—
	Deferral Plan	—	—		—	—	—
Grace M. Vallacchi	SERP	—	—		—	—	—
	Deferral Plan	—	—		—	—	—
(1)

Amounts listed as earnings and included in the aggregate balance at last fiscal end have not been reported in our Summary Compensation Tables because the earnings are not considered "above market".

(2)

Represents annual SERP contribution. The contributions are credited to a bookkeeping account and reflected as a liability on the Company’s financial statements. Contributions and related earnings are taxed to the participant in the year they are distributed.

(3)

Represents annual SERP contribution. The contributions are held in trust for the irrevocable benefit of the SERP participant. Contributions are taxed to the participant in the year they are added to the trust. SERP account balances are treated as participant assets, rather than Company assets, and are not reflected on the Company’s financial statements.

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Potential Payments upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements — Involuntary or Constructive Termination

The employment agreements of Messrs. Maher, Fitzpatrick, Lebel, and Tsimbinos and Ms. Vallacchi provide for certain severance payments in the event employment is terminated by the Company or the Bank without cause or upon the Executive’s qualifying voluntary resignation under the agreements. The severance payment provided under the employment agreements would be equal to the greater of (x) the remaining base salary payments the executive would have earned until the expiration of the term of the employment agreement or (y) the executive’s base salary for one year plus the greater of (i) the cash incentive payment paid to the Executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year. In the event of such a qualifying termination, the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement or 18 months, whichever is less.

Employment Agreements — Involuntary or Constructive Termination Following Change in Control

The employment agreements Messrs. Maher, Fitzpatrick, Lebel, and Tsimbinos and Ms. Vallacchi provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal, other than for cause, or (ii) the executive’s qualifying voluntary resignation under the agreements. Such payment would be equal to the sum of (x) Executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the Executive for the prior fiscal year or (ii) the target cash incentive compensation for the current fiscal year. The Executive would also be entitled to continued health and welfare benefits as described above. If the Bank is adequately capitalized at the time of the change in control, each executive’s Change in Control Payment will be multiplied by a factor of three (two in the case of Ms. Vallacchi), provided, however, that the total value of the Change in Control Payment (including any insurance benefits provided) shall not exceed three times the sum of (x) the Executive’s salary and (y) the greater of (i) the cash incentive payment paid to the Executive for the prior fiscal year or the (ii) target cash incentive compensation for the current fiscal year. If the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

Supplemental Executive Retirement Plan — Involuntary or Constructive Termination

In the event of a “change in control,” Mr. Fitzpatrick is entitled to a lump sum contribution equal to the supplemental retirement income benefit contribution required for the year in which the change in control occurs plus the present value of the total supplemental retirement income benefit contributions which would have been required for the three years following the year in which the change in control occurs. In the event of a “change in control,” Mr. Maher is entitled to a lump sum contribution equal to the sum of: (a) the account balance as of the date of the change in control, (b) the amount required to be credited to the account for the year in which such change in control occurs (unless already made); and (c) the present value (computed using a discount rate equal to 4% per annum) of the amounts that would have been required to be credited to the account for the three years following the year in which such change in control occurs.

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Summary of Potential Payments Upon Termination or Change in Control

The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2020. The tables do not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Christopher D. Maher

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$2,454,167	(2)	$—		$5,119,636	(3)	$—
Value of Continued Health and Welfare Benefits	55,364	(4)	—		55,364	(4)	—
Acceleration of Stock and Option Awards	—		218,488	(5)	1,717,824	(5)	1,936,312	(5)
SERP Contribution	269,270	(6)	352,867	(6)	—		269,270	(6)
TOTAL	$2,778,801		$571,355		$6,892,824		$2,205,582
(1)

Executive would also receive benefits set forth under “Change in Control.”

(2)

Represents an amount equal to the greater of (x) the remaining base salary payments the executive would have earned until the expiration of the term of the employment agreement or (y) the executive’s base salary for one year plus the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year.

(3)

Represents an amount equal to three times the sum of (x) the executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year; provided, however, if the cash compensation or any of the other benefits in connection with the change in control would be deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, and therefore subject the executive to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then such cash compensation will be reduced to an amount $1.00 less than the maximum amount of cash compensation that can paid without triggering such excise tax if reducing the amount of cash compensation would increase the total amount of termination benefits the executive would receive, after all taxes.

(4)

Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of the employment agreement, or 18 months if less.

(5)

Represents the value of accelerated vesting of: (i) 2,908 shares of restricted Company stock and stock options covering 49,252 shares of Company stock upon a change in control; (ii) 92,207 shares of restricted Company stock and stock options covering 268,793 shares of Company stock upon an involuntary or constructive termination following a change in control; and (iii) 95,115 shares of restricted Company stock and stock options covering 318,045 shares of Company stock upon death. Stock options that become vested are valued based on their option spread at the time of vesting (i.e., the difference between the fair market value of a share of common stock and the exercise price).

(6)

Mr. Maher’s SERP account balance was $269,270 as of December 31, 2020. In the event of his involuntary termination, constructive separation or death on that date, Mr. Maher (or his beneficiary in the event of his death) would be entitled to receive his account balance. In the event of a change in control of the Company on that date, Mr. Maher would be entitled to receive the sum of: (i) his account balance; and (ii) the present value of the scheduled contributions for the three years beginning after that date, discounted at the rate of 4%.

Michael J. Fitzpatrick

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$904,167	(2)	$—		$1,478,643	(3)	$—
Value of Continued Health and Welfare Benefits	54,532	(4)	—		54,532	(4)	—
Acceleration of Stock and Option Awards	—		41,436	(5)	187,306	(5)	228,742	(5)
SERP Contribution	—		158,494	(6)	—		164,834	(7)
TOTAL	$958,699		$199,930		$1,720,481		$393,576

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(1)

Executive would also receive benefits set forth under “Change in Control.”

(2)

Represents an amount equal to the greater of (x) the remaining base salary payments the executive would have earned until the expiration of the term of the employment agreement or (y) the executive’s base salary for one year plus the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year.

(3)

Represents an amount equal to three times the sum of (x) the executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year; provided, however, if the cash compensation or any of the other benefits in connection with the change in control would be deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, and therefore subject the executive to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then such cash compensation will be reduced to an amount $1.00 less than the maximum amount of cash compensation that can paid without triggering such excise tax if reducing the amount of cash compensation would increase the total amount of termination benefits the executive would receive, after all taxes.

(4)

Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of the employment agreement, or 18 months if less.

(5)

Represents the value of accelerated vesting of: (i) 229 shares of restricted Company stock and stock options covering 4,500 shares of Company stock upon a change in control; (ii) 10,054 shares of restricted Company stock and stock options covering 112,938 shares of Company stock upon an involuntary or constructive termination following a change in control; and (iii) 10,283 shares of restricted Company stock and stock options covering 117,438 shares of Company stock upon death. Stock options that become vested are valued based on their option spread at the time of vesting (i.e., the difference between the fair market value of a share of common stock and the exercise price).

(6)

Represents the present value of the SERP contributions that would be required for the three years following the change in control, discounted at the rate of 4%.

(7)

Represents the sum of the remaining SERP contributions that would be required following the death of the executive.

Joseph J. Lebel III

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,033,333	(2)	$—		$1,805,385	(3)	$—
Value of Continued Health and Welfare Benefits	41,667	(4)	—		41,667	(4)	—
Acceleration of Stock and Option Awards	—		90,707	(5)	1,162,277	(5)	1,252,985	(5)
TOTAL	$1,075,000		$90,707		$3,009,330		$1,252,985
(1)

Executive would also receive benefits set forth under “Change in Control.”

(2)

Represents an amount equal to the greater of (x) the remaining base salary payments the executive would have earned until the expiration of the term of the employment agreement or (y) the executive’s base salary for one year plus the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year.

(3)

Represents an amount equal to three times the sum of (x) the executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year; provided, however, if the cash compensation or any of the other benefits in connection with the change in control would be deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, and therefore subject the executive to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then such cash compensation will be reduced to an amount $1.00 less than the maximum amount of cash compensation that can paid without triggering such excise tax if reducing the amount of cash compensation would increase the total amount of termination benefits the executive would receive, after all taxes.

(4)

Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of the employment agreement, or 18 months if less.

(5)

Represents the value of accelerated vesting of: (i) 1,544 shares of restricted Company stock and stock options covering 25,500 shares of Company stock upon a change in control; (ii) 62,837 shares of restricted Company stock and stock options covering 243,412 shares of Company stock upon an involuntary or constructive termination following a change in control; and (iii) 63,931 shares of restricted Company stock and stock options covering 268,912 shares of Company stock upon death. Stock options that become vested are valued based on their option spread at the time of vesting (i.e., the difference between the fair market value of a share of common stock and the exercise price).

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Steven J. Tsimbinos

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$839,538	(2)	$—		$1,519,868	(3)	$—
Value of Continued Health and Welfare Benefits	55,131	(4)	—		55,131	(4)	—
Acceleration of Stock and Option Awards	—		62,729	(5)	695,029	(5)	757,759	(5)
TOTAL	$894,714		$62,729		$2,270,029		$757,759
(1)

Executive would also receive benefits set forth under “Change in Control.”

(2)

Represents an amount equal to the greater of (x) the remaining base salary payments the executive would have earned until the expiration of the term of the employment agreement or (y) the executive’s base salary for one year plus the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year.

(3)

Represents an amount equal to three times the sum of (x) the executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year; provided, however, if the cash compensation or any of the other benefits in connection with the change in control would be deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, and therefore subject the executive to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then such cash compensation will be reduced to an amount $1.00 less than the maximum amount of cash compensation that can paid without triggering such excise tax if reducing the amount of cash compensation would increase the total amount of termination benefits the executive would receive, after all taxes.

(4)

Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of the employment agreement, or 18 months if less 124,807

(5)

Represents the value of accelerated vesting of: (i) 2,037 shares of restricted Company stock and stock options covering 18,000 shares of Company stock upon a change in control; (ii) 37,307 shares of restricted Company stock and stock options covering shares 124,807 of Company stock upon an involuntary or constructive termination following a change in control; and (iii) 39,344 shares of restricted Company stock and stock options covering 142,807 shares of Company stock upon death. Stock options that become vested are valued based on their option spread at the time of vesting (i.e., the difference between the fair market value of a share of common stock and the exercise price).

Grace M. Vallacchi

Payments and Benefits	Involuntary or Constructive Termination		Change in Control	Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$525,000	(2)	$—	$821,581	(3)	$—
Value of Continued Health and Welfare Benefits	48,674	(4)	—	48,674	(4)	—
Acceleration of Stock and Option Awards	—		—	695,029	(5)	695,029	(5)
TOTAL	$573,674		$—	$1,565,285		$695,029
(1)

Executive would also receive benefits set forth under “Change in Control.”

(2)

Represents an amount equal to the greater of (x) the remaining base salary payments the executive would have earned until the expiration of the term of the employment agreement or (y) the executive’s base salary for one year plus the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year.

(3)

Represents an amount equal to two times the sum of (x) the executive’s base salary and (y) the greater of (i) the cash incentive payment paid to the executive for the prior fiscal year or (ii) the target cash compensation for the current fiscal year; provided, however, if the cash compensation or any of the other benefits in connection with the change in control would be deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended, and therefore subject the executive to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, then such cash compensation will be reduced to an amount $1.00 less than the maximum amount of cash compensation that can paid without triggering such excise tax if reducing the amount of cash compensation would increase the total amount of termination benefits the executive would receive, after all taxes.

(4)

Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of the employment agreement, or 18 months if less.

(5)

Represents the value of accelerated vesting of: (i) 37,307 shares of restricted Company stock and stock options covering 124,807 shares of Company stock upon an involuntary or constructive termination following a change in control; and (ii) 37,307 shares of restricted Company stock and stock options covering 124,807 shares of Company stock upon death. Stock options that become vested are valued based on their option spread at the time of vesting (i.e., the difference between the fair market value of a share of common stock and the exercise price).

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Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven E. Brady(6)	47,500	49,976	—	—	4,049	101,525
Angelo Catania	110,000	49,976	—	—	2,975	162,951
Anthony R. Coscia	95,000	49,976	—	—	451	145,427
Michael D. Devlin	110,000	49,976	—	—	881	160,857
Jack M. Farris	110,000	—	50,000	—	2,854	162,854
Kimberly M. Guadagno	102,500	49,976	—	—	162	152,638
Nicos Katsoulis	98,750	49,976	—	—	162	148,888
John K. Lloyd	95,000	49,976	—	—	451	145,427
William Moss	95,000	49,976	—	—	—	144,976
Joseph M. Murphy, Jr.	95,000	49,976	—	—	—	144,976
Steven M. Scopellite	110,000	—	50,000	—	—	160,000
Grace C. Torres	110,000	49,976	—	—	451	160,427
Patricia Turner(7)	23,750	—	—	—	—	23,750
John E. Walsh	135,000	49,976	—	1,433	2,854	189,263
Samuel R. Young(6)	47,500	49,976	—	—	181,285	278,761
(1)

Aggregate dollar amount of all fees earned or paid in cash for services as a Director, including annual retainer fees, committee and/or chairmanship fees.

(2)

For awards of stock, the amounts presented above reflect the full grant date fair value. Each Director, with the exceptions of Mr. Farris, Mr. Scopellite, and Dr. Turner, received an award of 2,445 shares of restricted stock in 2020. The grant date fair value of these stock awards is expensed over a five-year vesting period. Each of the Directors had the following number of shares of restricted stock unvested at the end of 2020: Mr. Brady, 0 shares as a result of accelerated vesting of his 4,468 shares due to his retirement; Mr. Catania, 4,816; Mr. Coscia, 4,054; Mr. Devlin, 4,468; Mr. Farris, 2,371; Ms. Guadagno, 3,397; Mr. Katsoulis, 3,397; Mr. Lloyd, 4,054; Mr. Moss, 2,445; Mr. Murphy, 2,445; Mr. Scopellite, 1,165; Ms. Torres, 4,054, Dr. Turner, 0; and Mr. Walsh, 4,816.

(3)

For awards of stock options, the amounts are based on the grant date fair value. Mr. Farris and Mr. Scopellite received a grant of 17,065 stock options for 2020. Each of the Directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of 2020: Mr. Brady, 6,042; Mr. Catania, 10,500; Mr. Farris, 17,065; Mr. Katsoulis, 11,811; Mr. Scopellite, 17,065; and Mr. Walsh, 10,500. Directors Coscia, Devlin, Guadagno, Lloyd, Moss, Murphy, Torres, Turner, and Young had no such options as of December 31, 2020.

(4)

Reflects above-market or preferential earnings on non-tax-qualified deferred compensation.

(5)

Reflects cash dividend payments on vested restricted stock and payout of acquired deferred compensation plan.

(6)

Denotes Directors whose tenure on the Board concluded during 2020. Mr. Young retired from the Board on March 31, 2020 and Mr. Brady retired from the Board on May 20, 2020.

(7)

Dr. Turner was appointed to the Board on September 23, 2020.

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Cash and Stock Retainers and Meeting Fees for Non-Employee Directors

The following table sets forth the applicable retainers and fees effective for 2020. As disclosed in last year’s Proxy Statement, the Company increased the fees paid to directors in 2020. These increased fees are in recognition of the loss of reimbursement for travel to meetings and the increased workload and time demands upon directors. Payments are paid annually to non-employee directors for their service on the Board of Directors of the Bank and the Board of Directors of the Company. If a director is not in compliance with the stock ownership levels required under the Guidelines for Directors, the Company and Bank retainers are paid in the form of Company stock.

	Annual Bank Retainer	Annual Company Retainer	Company Equity Grant(1)
Regular Director	$45,000	$50,000	$50,000
Committee Chair(2)	$7,500	$7,500	N/A
Lead Director	$12,500	$12,500	N/A
(1)

Paid at the Director’s discretion in the form of restricted stock, stock options, or an equal mixture of both. All equity grants vest equally over a five-year period, beginning one year after first granted.

(2)

If the Committee is a joint Committee of the Bank and Company, the Chairperson retainer would be $15,000 in total. If the Committee is a Bank Committee only, the Chair retainer would be $7,500.

In 2021, the Board changed its director compensation structure to eliminate stock options as an equity award and changed the vesting period for restricted stock from five years to three years.

Separation and Consulting Agreements--Directors Moss and Murphy

As part of the agreement to acquire Two River, Mr. Moss, the Company, and the Bank entered a separation and consulting agreement. Under that agreement, Mr. Moss will provide services and advice to the Bank, including advice regarding retaining key customers and employees, for 21 months beginning January 1, 2020, in exchange for consulting payments of $7,700 per month. In addition, the consulting agreement provides Mr. Moss with reimbursement for certain expenses and the continued use of office space during the consulting period.

As part of the agreement to acquire Country Bank, Mr. Murphy, the Company, and the Bank entered into a separation and consulting agreement. Under that agreement, Mr. Murphy will provide services and advice to the Bank, including advice regarding the integration of Country Bank, for 24 months beginning January 1, 2020, in exchange for consulting payments of $6,250 per month. In addition, the consulting agreement provides Mr. Murphy with an expense reimbursement of up to $1,000 per month for an automobile and associated expenses, the continued use of office space, and health insurance benefits during the consulting period.

If the service of Mr. Moss or Mr. Murphy is terminated by the Company or either dies before the applicable consulting period, he, or his beneficiary in the event of death, will be entitled to continued payment of the monthly consulting fees for the remainder of the consulting period.

Deferred Compensation Plan for Directors

The Bank maintains balances for prior year deferrals in a deferred compensation plan for the benefit of non-employee directors. The Company is currently not accepting new contributions into this plan. The plan is a non-qualified arrangement that previously offered directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating director. The benefits equal the account balance of the director annuitized over a period of time mutually agreed upon by the Bank and the director, and then re-annuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) Plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

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Stock Ownership Guidelines

The Board maintains Stock Ownership Guidelines for non-employee directors similar to those for the NEOs. The Guidelines provide that each non-employee director must own shares of the Company’s common stock with a market value of at least three times the value of the annual retainer received from the Company. Newly elected directors must meet the Guidelines within three years of first being elected and qualified. For purposes of the Guidelines, the following shares count towards meeting the ownership requirements: (1) shares beneficially owned by the director and by immediate family members sharing the same household; (2) vested and unvested restricted stock awards; (3) shares acquired upon the exercise of stock options; and (4) shares held in trust where the director or an immediate family member is the beneficiary. Until the Guidelines are met, all retainers will be paid in Company stock, and a director must retain the net shares delivered upon the vesting of restricted share awards or the exercise of stock options. Once achieved, the Ownership Guidelines shall continue to be met during the period the director serves on the Board.

All of the Company’s directors were in compliance with the Stock Ownership Guidelines for 2020.

Hedging/Pledging Policy

As described in the Compensation Discussion and Analysis, the Company’s anti-hedging/pledging policy also applies to the Board of Directors. See “Compensation Discussion and Analysis– Hedging/Pledging Policy” for further information regarding this policy.

Compensation Committee Report

The following is the report of the Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2020.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company’s proxy statement for the Annual Meeting of Stockholders to be held on May 19, 2021.

The Human Resources/Compensation Committee

Jack M. Farris, Chair
Kimberly M. Guadagno
John K. Lloyd
Grace C. Torres
Patricia L. Turner

Compensation Committee Interlocks and Insider Participation

No person serving as a member of the Compensation Committee, during the past fiscal year, is or was a current or former officer or employee of the Company or the Bank or engaged in certain transactions with the Company or the Bank that are required to be disclosed by Commission regulations. See “Transactions with Management—Other Transactions.” Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Compensation Committee.

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Proposal 2

Advisory Vote on Executive Compensation

The Company’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase stockholder value. The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of its stockholders. The Company also believes that the Company and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives each stockholder the opportunity to endorse or not endorse the compensation for the NEOs by voting to approve or not approve such compensation as described in this proxy statement.

The Company’s stockholders are being asked to approve, on a non-binding basis, the compensation of the Company’s NEOs as described in this proxy statement, namely, under “Compensation Discussion and Analysis” and the tabular and narrative disclosure.

The Board of Directors urges stockholders to endorse the compensation program for the Company’s named executive officers by voting FOR Proposal 2. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the compensation of the NEOs described herein is reasonable and appropriate and is justified by the performance of the Company.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, some of which are more fully discussed in the "Compensation Discussion and Analysis" (which stockholders are encouraged to read):

•

The Compensation Committee has designed compensation packages for the Company’s senior executives to be competitive with the compensation offered by those peers with whom it competes for management talent.

•

The Company’s compensation practices have not and do not include the abusive and short-term practices that have been prevalent at some large financial institutions. The Company’s compensation program does not encourage excessive and unnecessary risks that would threaten the value of the Company.

•

The Company’s compensation program is the result of a carefully reasoned, balanced approach, that considers the short-term and long-term interests of stockholders and safe and sound banking practices.

Please note that your vote is advisory and will not be binding upon the Board and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty by the Board. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Required Vote

To be approved, Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2, APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

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Proposal 3

Approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan

Background

On March 24, 2021, the Board of Directors of the Company adopted, subject to stockholder approval, Amendment No. 1 (the “Amendment”) to the OceanFirst Financial Corp. 2020 Stock Incentive Plan (the “Stock Plan”). The Amendment is intended to increase the number of shares of the Company’s common stock (“Shares”) authorized for issuance through equity awards.

We ask that our stockholders vote to:

•

Approve the Amendment in order to authorize an additional 4,950,000 Shares for issuance under the Stock Plan, bringing the total Shares available for issuance under the Stock Plan to 6,950,000, with approximately 5,240,000 shares remaining available for issuance; and

•

Approve the material terms of the Stock Plan, as amended by the Amendment (the “Amended Stock Plan”) so that any incentive stock option awards under the Amended Stock Plan may qualify as incentive stock options under section 422 of the Internal Revenue Code.

Increase in Shares

The information included in this Proxy Statement and the Company’s 2020 Annual Report is updated by the following information regarding all existing equity compensation plans as of March 31, 2021:

Total Stock Options Outstanding(1)	2,582,770
Weighted Average Exercise Price of Stock Options Outstanding	$21.23
Weighted Average Remaining Duration of Stock Options Outstanding	5.8 years
Total full value awards outstanding(2)	739,663
Shares available for grant under the 2020 Stock Incentive Plan(3)(4)	164,824
Shares available for grant under the 2011 Stock Incentive Plan(3)(4)	13,116
Total shares of common stock outstanding	60,392,504
(1)

No stock option appreciation rights were outstanding as of March 31, 2021.

(2)

Grants of full value awards (i.e. restricted stock and performance share units (“PSUs”)) count as 2.5 shares under the Plan. The number of shares of outstanding PSUs assumes performance at the maximum level.

(3)

Assumes PSUs at the maximum level.

(4)

The 2020 Stock Plan is the only active plan at this time. No future awards will be granted under the 2011 Stock Incentive Plan.

Option and grants of restricted stock awards granted for the last three calendar years were as follows:

Year	Option Grants (Underlying Shares)	Restricted Stock Grants (Shares)(1)	Total Plan Units Used(2)	Weighted Average Basic Shares Outstanding (in thousands)
2020	699,651	235,859	935,510	59,919
2019(3)	461,407	236,746	698,153	50,166
2018(3)	135,107	254,599	389,966	46,773
(1)

Total includes performance-based grants awarded to executive officers. These performance-based grants assumes Target performance metrics are attained. If the Company exceeds Target performance, the maximum grants vested would be as follows: 2018: 272,668; 2019: 249,651; and 2020: 256,649

(2)

Restricted stock granted counts as 2.5 shares against the Stock Plan.

(3)

Granted under the prior plan, the OceanFirst Financial Corp. 2011 Stock Incentive Plan.

The Amendment is proposed to provide sufficient Shares to cover new award grants to enable the Company to attract, retain and motivate employees and non-employee directors by providing for or increasing their economic interests in the success of the Company. The ability to grant equity awards to attract people of experience and ability to serve the Company

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and its affiliates is critical to sustain the Company’s continued growth and success. The granting of equity awards advances the interests of the Company and its stockholders by providing employees and non-employee directors upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its affiliates largely depends, with additional incentive in the form of a proprietary interest in the Company to perform in a superior manner. For these reasons, the Company wishes to continue and enhance its equity awards program.

The Company is presenting the Amendment to the Stock Plan for stockholder approval in the form attached hereto as Appendix A. The description below is a summary and qualified by reference to the full documents for the Amendment (attached hereto) and the Stock Plan (attached as an appendix to the Company’s definitive proxy statement dated April 22, 2020), both of which should be read carefully.

Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan.

The Board of Directors recommends that you vote “FOR” the approval of Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan.

Material Terms of the Amended Stock Plan

The Stock Plan was approved by the Board on December 18, 2019 and by the stockholders of the Company in 2020. The following is a summary of the materials terms of the Amended Stock Plan:

Type of Equity Awards

The Amended Stock Plan provides for the grant of Non-Statutory Stock Options (“NSOs”), Incentive Stock Options (“ISOs” and together with NSOs, “Options”) within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (“Code”) and Stock Awards (collectively, “Awards”). The closing sale price of the Company’s common stock as reported on the NASDAQ Global market on April 12, 2021 was $23.75.

Administration

The Amended Stock Plan will be administered by the Compensation Committee. Subject to the terms of the Amended Stock Plan and resolutions of the Compensation Committee, the Compensation Committee interprets the Amended Stock Plan and is authorized to make all determinations and decisions thereunder. The Compensation Committee also determines the Participants to whom Awards will be granted, the type and amount of Awards that will be granted and the terms and conditions applicable to such grants.

Participants

All employees (currently 1,007) and non-employee directors (currently 13) of the Company and its subsidiaries to whom the Compensation Committee grants eligibility (together, the "Participants") are eligible to participate in the Amended Stock Plan. The Compensation Committee may also grant eligibility to consultants and other advisors to the Company in its discretion. Currently, the class of Participants is limited to directors and officers who are Senior Vice Presidents or above. There are currently 38 employee Participants, including executive officers, 13 non-employee director Participants, and 10 other non-employee Participants, including advisory board members.

Number of Shares of Common Stock Available

Subject to the adoption of the Amendment by stockholders, the total amount of Shares available under the Amended Stock Plan will be 6,950,000. In applying this share reserve, the number of Shares covered by an Option counts against the share reserve on a one-for-one basis and the number of Shares associated with an Award other than an Option counts against the limitation in a ratio of two and one-half (2.5) to one. In addition, Shares subject to Substitute Awards (as defined in the Amended Stock Plan) will not be counted against the share reserve.

Shares reserved under the Amended Stock Plan may be either authorized but unissued Shares, or reacquired Shares held by the Company in its treasury. Upon the issuance of Shares used to satisfy Award grants, the number of Shares then-outstanding would increase and would have a dilutive effect on the holdings of existing stockholders. Any Shares subject to an Award that expires or otherwise terminates unexercised will generally again be available for issuance under the Amended Stock Plan, except that the following Shares will not be available for issuance or reissuance under the Amended Stock Plan:

•

Shares tendered by a Participant as full or partial payment for the exercise of an Option,

•

Shares withheld by or otherwise remitted or repurchased to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Stock Award, the exercise of Options granted under the Amended Stock Plan, or upon any other payment or issuance of Shares under the Amended Stock Plan.

In addition, at least 95% of the Shares subject to Awards made under the Amended Stock Plan must have a vesting period of at least one year, which cannot be waived by the Compensation Committee or reduced in an award agreement, except that an award agreement may permit acceleration on death or Disability, as defined in the Amended Stock Plan (the “One Year Vesting Minimum”). This requirement is calculated based on the number of Shares available for issuance immediately after approval of the Amendment.

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The maximum number of Shares with respect to which Options or Stock Awards may be granted to any individual during any one calendar year is 500,000 Shares. The maximum number of Shares with respect to which Options or Stock Awards may be granted to any non-employee director during any one calendar year is 50,000 Shares.

Stock Option Grants

The Amended Stock Plan permits the grant of ISOs to employees, and the grant of NSOs to employees and other eligible individuals. The exercise price of each ISO or NSO is determined by the Compensation Committee and will not be less than the fair market value of the Company’s common stock on the date the ISO or NSO is granted, as defined in the Amended Stock Plan (or 110% of the fair market value of the Company’s common stock in the case of an ISO granted to a 10% stockholder of the Company), except in the case of limited substitute awards. The exercise price of an Option may generally be paid in cash, Shares or other property, by the surrender of all or part of the Option being exercised, by the immediate sale through a broker of the number of Shares being acquired sufficient to pay the purchase price, a “net exercise” as described in the Amended Stock Plan, or by a combination of these methods, as and to the extent permitted by the Compensation Committee. No more than 500,000 Shares may be issued under the Amended Stock Plan in connection with ISOs. In no event may an Option be exercised after the tenth anniversary of the date the Option was granted. Dividend and dividend equivalents are not paid on Options.

Applicable financial accounting standards require the Company to recognize compensation expense for Options. Generally, the recognition of an expense equal to the grant date “fair value” of the Options granted is required. The accounting expense is partially offset by the Company’s anticipated tax deduction, if any, for the income realized when the option is exercised.

Unless approved by the Company’s stockholders, repricing Options is prohibited by the Amended Stock Plan. Repricing means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option to lower its exercise price except in limited circumstances permitted in Section 13 of the Amended Stock Plan (which addresses certain changes in capitalization or other similar changes); (B) any other action that is treated as a repricing under generally accepted accounting principles; and (C) canceling an Option at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash, or another Option, Stock Award or other equity Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 13 of the Amended Stock Plan. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Under the Amended Stock Plan, NSOs are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; however, with approval of the Compensation Committee, a Participant may transfer an NSO for no consideration to or for the benefit of one or more family members of the Participant subject to limits imposed by the Compensation Committee. In the event of a Participant’s death, NSOs may be transferred to the Participant’s designated beneficiary or, absent a designated beneficiary, to the Participant’s estate.

NSOs may become exercisable in full at the time of grant or at such other times and in such installments as the Compensation Committee determines or as may be specified in the Amended Stock Plan. Options may be exercised during periods before and after the Participant terminates employment, as the case may be, to the extent authorized by the Compensation Committee or specified in the Amended Stock Plan, which provides that a Participant may exercise NSOs as follows:

•

In the event of termination of employment other than for Cause (as defined in the Amended Stock Plan), a Participant may exercise only those NSOs that were immediately exercisable at the date of termination, and only for a period of three months following the date of such termination (or until the expiration date of the NSO, if sooner).

•

In the event of a termination of employment due to Retirement (as defined in the Amended Stock Plan), a Participant may exercise only those NSOs that were immediately exercisable at the date of Retirement and only for a period of three years following the date of Retirement (or until the expiration date of the NSO, if sooner).

•

In the event of termination of employment due to death or Disability, all NSOs held by a Participant will become immediately exercisable and will remain exercisable for a period of one year following the date of such termination (or until the expiration date of the NSO, if sooner).

•

In the event of termination of employment for Cause, all rights with respect to a Participant’s NSOs will expire immediately.

The Compensation Committee may, at any time and without additional consideration, accelerate the date on which an NSO becomes exercisable, subject to the One Year Vesting Minimum.

Under the Amended Stock Plan, ISOs are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. In the event of a Participant’s death, ISOs may be transferred to the Participant’s designated beneficiary or, absent a designated beneficiary, to the Participant’s estate.

ISOs may become exercisable in full at such times and in such installments as the Compensation Committee determines or as may be specified in the Amended Stock Plan. ISOs may be exercised during periods before and after the Participant terminates employment, as the case may be, to the extent authorized by the Compensation Committee or specified in the Amended Stock Plan, which includes the same provisions for ISOs in the event of termination as described above for NSOs. In no event may an ISO be exercised after the tenth anniversary of the date the ISO was granted; however, if at the time an ISO is granted to an employee who is a 10% stockholder of the Company, the ISO may not be exercised after the fifth anniversary of the date of the grant. The Compensation Committee may, at any time and without additional consideration, accelerate the date on which an ISO becomes exercisable.

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Stock Awards

The Amended Stock Plan also authorizes the granting of Stock Awards to employees, non-employee directors and other eligible individuals. The Compensation Committee has the authority to determine the dates on which Stock Awards will vest, subject to the One Year Vesting Minimum. Stock Awards may only be made in whole Shares. Under the Amended Stock Plan the vesting of Stock Awards may also be made contingent upon the attainment of certain performance goals by the Company, which performance goals, if any, will be established by the Compensation Committee.

The Amended Stock Plan provides that Stock Awards generally will immediately vest upon a termination due to Retirement, death or Disability (subject to the One Year Vesting Minimum), and that all unvested Awards will be forfeited in the event of termination of employment, other than for Retirement, death or Disability. The Compensation Committee may also accelerate the vesting of Stock Awards in its sole discretion, subject to the One Year Vesting Minimum.

Stock Awards under the Amended Stock Plan are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; however, with approval of the Compensation Committee, a Participant may transfer a Stock Award for no consideration to or for the benefit of one or more family members of the Participant subject to limits imposed by the Compensation Committee. In the event of a Participant’s death, Stock Awards may be transferred to the Participant’s designated beneficiary or, absent a designated beneficiary, to the Participant’s estate.

After vesting, Shares are distributed to the recipients of Stock Awards in accordance with the Amended Stock Plan, and the recipients of Stock Awards also receive a cash payment equal to the aggregate amount of dividends (if any) earned on the vested Stock Awards (without interest) from the period beginning on the grant date of the Stock Award and ending on the vesting date.

Prior to vesting, recipients of Stock Awards may direct the voting of Shares of the Company’s common stock granted to them and held in trust. Shares held in trust which have not been allocated or for which voting has not been directed are voted by the trustee in the same proportion as the awarded Shares are voted in accordance with the directions given by all recipients of Stock Awards.

Performance-Based Stock Awards

The Compensation Committee may grant Stock Awards that are subject to the achievement of performance goals as may be determined by the Compensation Committee. Consistent with past practice, the Compensation Committee will, in writing and no later than 90 days after the commencement of the applicable fiscal year or other period of service, (a) designate one or more recipients, (b) select the performance criteria applicable to the performance period, (c) establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period, and (d) specify the relationship between performance criteria and the performance goals and the amounts of such Stock Awards, as applicable, to be earned by each recipient for the performance period.

The list of performance criteria that may be used to establish performance goals include the following:

(1)

earnings per share (basic or diluted);*

(2)

net income;*

(3)

return on average equity;*

(4)

return on average assets;*

(5)

core earnings;*

(6)

stock price;

(7)

total shareholder return;

(8)

operating income;

(9)

operating efficiency ratio;

(10)

net interest rate spread;

(11)

loan production volumes;

(12)

non-performing loans;

(13)

regulatory capital ratios;

(14)

cash flow;

(15)

deposit levels;

(16)

customer satisfaction scores;

(17)

stockholders’ equity (in the aggregate or on a per basis);

(18)

tangible stockholders’ equity (in the aggregate or on a per basis);

(19)

strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;

(20)

enterprise risk metrics, consisting of one or more goals related to cybersecurity, interest rate risk, liquidity risk and regulatory compliance; and

(21)

any other performance criteria established by the Committee.

Performance criteria listed above and indicated with an asterisk may be established on the basis of reported earnings or cash earnings. In addition, performance criteria may be measured on an absolute and/or relative basis, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies.

Following the completion of each performance period, the Compensation Committee will determine whether the applicable performance goals have been achieved for the performance period. No Stock Award or portion thereof that is subject to the satisfaction of any condition is considered to be earned or vested until the Compensation Committee determines that the conditions to which the distribution, earning or vesting of the Stock Award is subject have been achieved.

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Effect of a Change in Control

In the event of a Change in Control of the Company (as defined in the Amended Stock Plan), each outstanding Award under the Amended Stock Plan will not automatically vest, but instead may become vested as provided below:

To the extent that the Bank, the Company, or a successor corporation, parent or subsidiary of a successor corporation agrees to pay cash or other property in exchange for the cancellation of outstanding NSOs or ISOs, or in exchange for a Stock Award, the cash will not be paid until the Award would otherwise become vested under the terms of the Amended Stock Plan, but will be paid immediately after vesting (without interest).

If an Award remains outstanding or is replaced by a comparable Award issued by a successor corporation or a parent or subsidiary thereof, the replacement Award will vest on the same schedule as the original Award.

If an Award is unvested as of the date of the Change in Control because performance criteria or performance goals have not been satisfied for a performance period that would expire after the date of the Change in Control, subject to the One Year Vesting Minimum, the Compensation Committee may approve pro rata vesting of the Award based on the extent of satisfaction of the performance goals and performance criteria through the portion of the performance period ending on the date of the Change in Control. Any remaining unvested portion of the Award will be cancelled. If the Compensation Committee does not approve pro rata vesting, then any vesting of such an Award will be determined at the end of the performance period.

Notwithstanding the foregoing provisions, if a Participant’s employment is involuntarily terminated in connection with or following a Change in Control (other than a termination for Cause), or if the Participant terminates employment for good reason (as defined in the Participant’s employment agreement if applicable, or otherwise in accordance with regulations under section 409A of the Code), then (subject to the One Year Vesting Minimum):

•

For ISOs and NSOs, (i) any unvested Awards held by the Participant as of his or her termination date will become vested and will be exercisable for the remainder of the term of the Award, (ii) the general time limits on exercise after termination will not apply, (iii) the performance goals and performance criteria will be deemed fully satisfied, and (iv) any payment of cash or property for the cancellation of the Award will become vested and payable.

•

For Stock Awards, (i) any unvested Shares will become vested and (ii) any performance goals and performance criteria will be deemed fully satisfied.

In order to receive the foregoing treatment, the Participant’s termination of employment must occur no later than 24 months following the Change in Control.

Adjustments for Change in Capitalization

The Amended Stock Plan provides that in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation of a subsidiary, affiliate or division or similar event affecting the Company, the Compensation Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the share limitations described above and the purchase price and number of shares subject to outstanding equity or equity-based Awards.

Term of the Amended Stock Plan

The Stock Plan became effective on May 20, 2020, upon approval by the stockholders of the Company. If the Amendment is approved, it will be effective on the date of approval. The Amended Stock Plan will expire, with respect to the ability to grant Awards, on the tenth anniversary of the Stock Plan’s initial effective date, unless terminated sooner by the Board.

Amendment of the Amended Stock Plan

The Amended Stock Plan allows the Board to amend the Amended Stock Plan without stockholder approval, unless such approval is required to comply with a tax law or regulatory requirement. In no event, however, will the Amended Stock Plan or an Award be amended to allow any Option to be granted with an exercise price below the fair market value of the Company’s common stock on the date of grant or to allow the exercise price of any Option previously granted to be reduced subsequent to the date of Award.

Forfeiture; Clawbacks

Awards under the Amended Stock Plan are subject to cancellation, right of reimbursement, and recoupment in accordance with any Company policies that may be adopted from time to time (the “Clawback Policy”), including, without limitation, the recoupment policy of the Bank, any policy intended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations thereunder, and any stock exchange listing requirement. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Amended Stock Plan or an Award Agreement, in accordance with the Clawback Policy.

U.S. Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended Stock Plan and with respect to the sale of the Company’s common stock acquired under the Amended Stock Plan. This description is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences. For precise advice on a specific transaction or set of circumstances, Participants should consult with their own tax and legal advisors.

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Incentive Stock Options and Non-Statutory Stock Options

There are no federal income tax consequences either to the optionee or to the Company upon the grant of an ISO or an NSO. On the exercise of an ISO during employment or within three months thereafter, the optionee will generally not recognize any income and the Company will not be entitled to any deduction (although the exercise of an ISO may subject the Participant to the alternative minimum tax). Generally, if the optionee disposes of Shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the optionee. If the Shares are disposed of after the two-year and one-year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

On exercise of an NSO, the excess of the date-of-exercise fair market value of the Shares acquired over the Option price will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of Shares acquired upon the exercise of an NSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

Stock Awards

For Stock Awards, a recipient is generally not treated as receiving taxable income at the time the Award is granted, unless the Participant makes an election under section 83(b) of the Code to be taxed at that time. If a section 83(b) election is made, the Participant will be deemed to receive ordinary income at the time of the grant, in an amount equal to the excess of the fair market value of the Shares at that time over the amount (if any) paid for the Shares. If no section 83(b) election is made, the recipient is deemed to receive ordinary income equal to the fair market value of the underlying Shares on the date the restrictions lapse minus the amount (if any) paid for the Shares. The Amended Stock Plan permits the Compensation Committee to prohibit a Participant from making a section 83(b) election in the applicable award agreement.

Section 162(m)

Generally, the Company is entitled to a deduction for federal income tax purposes equal to the amount of any ordinary income the Participant recognizes; however, section 162(m) of the Code generally disallows a public Company’s tax deduction for compensation in excess of $1 million paid in any taxable year to a Covered Employee (as defined in the Code).

Beginning in tax year 2018, the Tax Cuts and Jobs Act (“Tax Reform”) significantly modified Section 162(m) of the Code by eliminating the “qualified performance-based compensation” exception to the deductibility limitation under Section 162(m). Since then, the Compensation Committee has considered and continues to consider the impact of the Tax Reform on the design of the Company’s executive compensation, including potential grants under the Amended Stock Plan. However, the Compensation Committee considers a variety of factors in making decisions for the Company’s executive compensation, including the Company’s tax position, the materiality of the payments and tax deductions involved, plan design, the timing of the vesting of compensation awards, and the exercise of previously granted rights. After considering various factors, the Compensation Committee may decide to authorize grants, all or part of which may be nondeductible under Section 162(m) of the Code. The Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Section 162(m) if the Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.

Other Tax Considerations

The Company intends that Awards will be exempt from the requirements of section 409A of the Code regarding nonqualified deferred compensation, or will comply with the requirements of section 409A. However, if an Award is subject to and fails to comply with section 409A, it could be subject to a 20% penalty tax, plus interest, on the Participant.

A Participant who receives accelerated vesting, exercise or payment of an Award that is contingent on or in connection with a change in control may be deemed to receive an “excess parachute payment” under section 280G of the Code. If such an excess parachute payment is received, the Participant may be subject to a 20% excise tax and the Company may be denied a tax deduction for such payments.

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New Plan Benefits

The benefits that will be awarded or paid under the Amended Stock Plan following the adoption of the Amendment are not currently determinable. Awards are generally granted to employees and non-employee directors as the Compensation Committee determines appropriate. As of the date of this proxy statement, no specific determinations have been made regarding any future grants under the Amended Stock Plan.

Grants of Awards made to the NEOs under the Stock Plan in 2020 are described in the “Compensation Discussion and Analysis” and the compensation tables beginning in the “Executive Compensation” section of this proxy statement.

Impact if the Amendment to the 2020 Stock Incentive Plan is not Adopted

If Proposal 3 is not adopted, the Amendment to the Stock Plan will be null and void, the maximum number of Shares for issuance under the Stock Plan will continue in effect and the shares remaining thereunder will be available for grant.

Required Vote

The Board of Directors unanimously approved and adopted Amendment No. 1 to the 2020 Stock Incentive Plan, subject to shareholder approval. To be approved, Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3, APPROVAL AND ADOPTION OF AMENDMENT NO. 1 TO THE 2020 STOCK INCENTIVE PLAN.

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Proposal 4

Ratification of Appointment of the Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020 was KPMG LLP. The Audit Committee reappointed KPMG LLP to continue as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee may, but is not required to, consider other independent registered public accounting firms.

Representatives of KPMG LLP will be available at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2020 and December 31, 2019 by KPMG LLP:

	2020	2019
Audit fees	$2,065,000	$1,185,000
Audit-related fees(1)	372,000	495,000
Tax and All Other Services(2)	151,570	113,000
	$2,588,570	$1,793,000
(1)

Audit-related fees are excluded from “Audit Fees” because the services were not required for reporting on the Company’s consolidated financial statements. Such fees are principally related to capital market transactions, acquisition-related services, accounting standard implementation, and audit procedures related to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.

(2)

Consists of tax filing and tax-related compliance and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its Charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee believes that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

During the years ended December 31, 2020 and 2019, 100% of the audit related fees, tax related fees and other fees set forth above were approved by the Audit Committee.

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Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Director of Internal Audit reports directly to the Audit Committee. The Director of Internal Audit submitted and implemented an internal audit plan for 2020.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and issuing an opinion on the conformity of these financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent registered public accounting firm. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the independent registered public accounting firm regarding their independence as required under applicable standards for independent registered public accounting firms of public companies, the Public Company Accounting Oversight Board, and the Commission. The Audit Committee discussed with the independent registered public accounting firm the contents of such materials, their independence and additional matters required by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No.1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm was independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee
Grace C. Torres, Chair
Angelo J. Catania
John E. Walsh

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Required Vote

To be approved, Proposal 4 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

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Transactions with Management

Loans and Extensions of Credit

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by a bank to its executive officers and directors as long as they are made in compliance with federal banking regulations. The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm’s length negotiations with unaffiliated persons and must be prior approved by a majority of the entire Board of Directors of the Bank, with any person having any interest in the transaction abstaining. All loans made by the Bank to its executive officers and directors were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Notwithstanding the above, the Bank offers to executive officers certain loans on terms not available to the public but available to all other full-time employees, as permitted under federal banking regulations. The Bank has a policy of providing mortgage, home equity and auto loans to officers and employees who have completed one year of service, at a rate that is 1% below the Bank’s prevailing rate for the specific type of loan. The following chart reflects loans outstanding to executive officers and immediate family members sharing the same household as the executive officer, which were made at the discounted interest rate and which exceed $120,000 in the period presented. The information is presented as of December 31, 2020:

OCEANFIRST BANK CREDIT EXTENSIONS TO INSIDERS AS OF DECEMBER 31, 2020

Name	Position	Loan Type	Largest Amount of Principal Outstanding In 2020	Principal Outstanding As of December 31, 2020	Principal Paid In 2020	Interest Paid In 2020	Current Rate
Joseph J. Lebel III	Executive Vice President, Chief Operating Officer of the Bank	First Mortgage	$311,844	$286,937	$24,907	$6,763	2.25%
Angela Ho	Senior Vice President, Chief Accounting Officer	First Mortgage	$431,763	$417,998	$13,765	$11,204	2.625%

Other Transactions

The Board of Directors has placed a moratorium on any other transactions between the Company and Bank and any director, their family members or affiliated entities. Other than routine banking transactions in the ordinary course of business, no such transactions took place in 2020, with the exception of Mr. Coscia’s law firm, Windels Marx, which from time to time has represented the Company. Such representations were approved by the Board and fees paid were on an arms-length basis and amounted to approximately $32,599 for 2020. In order to promote Board independence, the Company has discontinued its use of Windels Marx as of December 31, 2020.

Transactions between the Company or the Bank and any director, their family members, or affiliated entities are governed by the Company's and Bank's Code of Ethics and Standards of Personal Conduct, which requires review and approval of said transactions by the Board and sets forth the requirements to be considered by the Board.

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Additional Information

This proxy statement is being furnished to stockholders of the Company and the Bank in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held virtually on Wednesday, May 19, 2021, at 9:00 a.m., Eastern Time, and at any adjournment or postponement of the Annual Meeting. The Annual Report of Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2020 accompanies this proxy statement. This proxy statement is first being mailed to record holders on or about April 20, 2021.

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Voting and Proxy Procedure

Who Can Vote at the Annual Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on April 1, 2021. As of the close of business on that date, 58,922,761 shares of the Company’s common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in the Fourth Article of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Annual Meeting

The 2021 Annual Meeting of Stockholders will be held virtually. To attend the meeting, please follow the instructions on your proxy card. You may also go to the Investor Relations area of www.oceanfirst.com for additional information for accessing the meeting live or via replay. As always, we encourage you to vote your shares prior to the Annual Meeting.

Questions at the Annual Meeting

Our virtual Annual Meeting will allow stockholders to submit questions during the Annual Meeting to be addressed during a designated question and answer period at the Annual Meeting. We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Quorum and Vote Required

The Annual Meeting will be held only if there is a quorum. A majority of the outstanding common shares entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting virtually, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and casts an “uninstructed” vote.

Proposal	Voting Choices and Board Recommendation	Voting Standard
Proposal 1 – Election of Directors	• vote in favor of all nominees, • withhold votes as to all nominees, or • withhold votes as to a specific nominee. The Board of Directors recommends the votes “FOR” each of the nominees for director.	Plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. There is no cumulative voting for the election of directors.

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Proposal	Voting Choices and Board Recommendation	Voting Standard
Proposal 2 – Advisory Vote on Executive Compensation
•

vote in favor,

•

vote against, or

•

abstain from voting.

The Board of Directors recommends the vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

Majority of the votes cast
Proposal 3 – Approval of Amendment No. 1 of the 2020 Stock Incentive Plan	• vote in favor, • vote against, or • abstain from voting. The Board of Directors recommends the vote “FOR” the approval of Amendment No. 1 to the 2020 Stock Incentive Plan.	Majority of the votes cast
Proposal 4 – Ratification of the appointment of KPMG LLP as the independent registered public accounting firm
•

vote in favor,

•

vote against or

•

abstain from voting.

The Board of Directors recommends the vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Majority of the votes cast

Effect of Broker Non-Votes and Abstentions
Proposal 1 – Election of Directors	• Broker non-votes will not be counted as votes cast • Withheld votes will have no effect on the outcome of the election
Proposal 2 – Advisory Vote on Executive Compensation	• Broker non-votes will not be counted as votes cast and will have no effect on voting of the proposal • Abstentions will have the same effect as a vote against the proposal
Proposal 3 – Approval of Amendment No. 1 to the 2020 Stock Incentive Plan	• Broker non-votes will not be counted as votes cast and will have no effect on voting of the proposal • Abstentions will have the same effect as a vote against the proposal
Proposal 4 – Ratification of the appointment of KPMG LLP as the independent registered public accounting firm	• Broker non-votes will not be counted as votes cast and will have no effect on voting of the proposal • Abstentions will have the same effect as a vote against the proposal

Voting by Proxy; Revocation of Proxy; Board Recommendations

This proxy statement is being sent to you by the Company’s Board of Directors to request that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Company common stock may be voted by the persons named in the proxy card on the new meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated proxy, or participate in the Annual Meeting virtually and vote your shares. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee, that accompanies this proxy statement.

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Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

Participants in the OceanFirst Bank Employee Stock Ownership Plan (the “ESOP”) and the OceanFirst Bank Retirement Plan (the “401(k) Plan") will receive a voting instruction form for each plan that reflects all shares they may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of the Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning voting instructions to each plan’s trustee is May 13, 2021.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING, PLEASE CONTACT THE COMPANY’S PROXY SOLICITOR, GEORGESON LLC, BY CALLING TOLL FREE AT (866) 628-6047.

Stockholder Proposals

In order to be eligible for inclusion in the Company’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s administrative offices at 110 West Front Street, Red Bank, New Jersey 07701, no later than December 21, 2021. If next year’s Annual Meeting is held on a date more than 30 calendar days from May 19, 2022, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation material for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Commission.

Stockholder Nominations

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. The 2020 Annual Meeting of Stockholders is expected to be held on or about May 18, 2022. Stockholders must comply with the Company’s procedures to be followed by stockholders to submit a recommendation of a director candidate. See “Procedures to be Followed by Stockholders.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing the Corporate Secretary at 110 West Front Street, Red Bank, New Jersey 07701.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chair of the Audit Committee, Grace C. Torres, at the Company’s address. Other communications to the Board of Directors may be made to the Corporate Secretary at the Company’s address. Communications to individual directors may be made to such director at the Company’s address.

In addition, the Board of Directors encourages directors to attend the Annual Meeting of Stockholders. All directors, then appointed, virtually attended the Annual Meeting of Stockholders held on May 20, 2020.

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Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company will pay Georgeson Inc., a proxy solicitation firm, a fee of $8,500 plus expenses to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on April 1, 2021. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 19, 2021

The proxy statement and Annual Report to Stockholders are available on the Company’s website (www.oceanfirst.com).

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission may be accessed through the Company’s website (www.oceanfirst.com). A copy of the Form 10-K (without exhibits) will be furnished without charge to persons who were stockholders as of the close of business on April 1, 2021 upon written request to Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 110 West Front Street, Red Bank, New Jersey 07701.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce the printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

By Order of the Board of Directors

Steven J. Tsimbinos
Corporate Secretary
Red Bank, New Jersey
April 20, 2021

You are cordially invited to attend the Annual Meeting of Stockholders virtually. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date, and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or vote your shares electronically or by phone by following the voting instructions printed on the proxy card. If you plan on attending the virtual meeting, or have any questions, please contact Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 110 West Front Street, Red Bank, New Jersey 07701.

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Appendix A

Amendment No. 1 to the OceanFirst Financial Corp. 2020 Stock Incentive Plan

WHEREAS, OceanFirst Financial Corp. (the “Holding Company”) sponsors the OceanFirst Financial Corp. 2020 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Holding Company (“Board”) has determined that the Plan should be amended to increase the number of shares of common stock that may be issued (the “Shares”); and

WHEREAS, Section 16(a)(i) of the Plan allows the Board to amend the Plan to increase the number of Shares for issuance at any time;

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the date the increase to the number of Shares available to be issued under the Plan is approved by the shareholders of the Holding Company.

1.

Paragraph (a) of Section 4 is deleted in its entirety and replaced with the following:

“(a) General Limitation. Subject to adjustment as provided in Section 13 of the Plan, the maximum number of Shares reserved for issuance in connection with Awards under the Plan is 6,950,000 Shares.”

2.

All other terms of the Plan remain unchanged.

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OceanFirst

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
(732) 240-4500

www. oceanfirst.com
NASDAQ: OCFC

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OCEANFIRST FINANCIAL CORP.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OCFC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49800-P53792 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCEANFIRST FINANCIAL CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES AS DIRECTORS SPECIFIED IN PROPOSAL 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Angelo J. Catania
02) Anthony R. Coscia
03) Michael D. Devlin
04) Jack M. Farris
05) Kimberly M. Guadagno
06) Nicos Katsoulis
07) John K. Lloyd
08) Christopher D. Maher
09) William D. Moss
10) Joseph M. Murphy, Jr.
11) Steven M. Scopellite
12) Grace C. Torres
13) Patricia L. Turner
14) Grace M. Vallacchi
15) John E. Walsh

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, an Annual Report to Stockholders and a Proxy Statement dated April 20, 2021.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D49801-P53792

OCEANFIRST FINANCIAL CORP.
Annual Meeting of Stockholders
May 19, 2021 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher D. Maher and Steven J. Tsimbinos, each with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of OceanFirst Financial Corp. (the "Company") which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held virtually at www.virtualshareholdermeeting.com/OCFC2021, on May 19, 2021, at 9:00 AM and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" each of the nominees as directors specified under Proposal 1 and "FOR" Proposals 2, 3 and 4. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Continued and to be signed on the reverse side.